UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of

The Securities Exchange Act of 1934

KiNRG, Inc.

(Exact name of registrant as specified in its charter)

Nevada	82-6008752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1213 Culbreth Drive Suite 103, Wilmington, NC	28405
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code 910-509-7183

Securities to be registered pursuant to Section 12(b) of the Act:

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.0001 per share
(Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Cautionary Note on Forward-Looking Statements

This Form 10/A Registration Statement contains information that may not be historical facts but should be considered to be “forward-looking statements” as that term is defined by the federal securities laws. All forward-looking statements are based upon current expectations and various assumptions and apply only as of the date that this document is written. The Company’s expectations, beliefs, and projections are expressed in good faith, and the Company believes there is a reasonable basis for them. However, there can be no assurance that these expectations, beliefs and projections will be achieved or if they are achieved that the forward-looking statements contained herein will come to fruition.

Forward-looking statements are generally identified by the words “may”, “will”, “could”, “would”, “should”, “expect”, “intend”, “plan”, “anticipate”, “hope”, “believe”, “estimate”, “predict”, “likely”, “project”, “potential”, “continue”, “ongoing”, “forecast”, “strategy” as well as variations of such words or similar expressions.

Forward-looking statements involve known and unknown risks, future risks, uncertainties, matters which are beyond the Company’s control, and any or all of these or other factors could cause actual results or plans to differ materially from those expressed, implied or contemplated. The forward-looking information is based on various factors, including but not limited to, economic, legislative, industry, and other circumstances, and is derived using numerous assumptions. The identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the likelihood of achieving the performance enumerated in those forward-looking statements.

These forward-looking statements reflect the Company’s current views about future events and are subject to risks, uncertainties and assumptions. Forward-looking statements include, but are not limited to, statements concerning the Company’s

●	business plans and strategy;

●	projected profitability, performance, or cash flows;

●	future capital expenditures;

●	growth strategy, including the ability to grow organically and through mergers and acquisitions (“M&A”);

●	anticipated financing needs;

●	business trends;

●	capital allocation strategy;

●	liquidity and capital management; and

●	other information that is not historical information.

There are a number of risks, uncertainties, and other important factors that could cause actual results to differ materially from those suggested by the Company’s forward-looking statements, including, but not limited to, those set forth in “Item 1. Business” and “Item 1A. Risk Factors” of this Form 10/A Registration Statement. All forward-looking statements are expressly qualified in their entirety by such cautionary statements. The Company undertakes no obligation to update, revise or publicly release the results of any revision to any forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as may be required by law. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.

Unless the context provides otherwise, all references in this prospectus to “KiNRG,” “we,” “us,” “our,” the “Company,” or similar terms, refer to KiNRG, Inc. and its directly and indirectly owned subsidiaries on a consolidated basis.

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Item 1. Business

Overview

Our core objective and focus is to become a leading provider of clean efficient green energy and green hydrogen to the world communities at a reasonable cost without the destructive residuals of fossil fuel, while continuing to generate innovative technological solutions for today and tomorrow’s electrical power needs.

We have assembled a team of experienced business professionals, engineering and scientific consultants with the proven ability to bring the idea to market. We have filed and been issued patents.

We have designed, engineered, developed and are preparing to construct both large and smaller HydroThermal Reactors (HTR) that use benevolent, non-toxic natural elements to generate electricity economically by integrating and synthesizing numerous proven as well as emerging technologies. In addition to constructing large and smaller HTRs in the United States and abroad, the Company intends to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for electricity. The Company is developing a smaller “modular” reactor to support AI data centers and other applications where a constant 24/7/365 base load is required. The Company has been focused on retooling the large HTRs and is concentrating on the smaller HTRs which will produce far less total annual mega watt hours but is designed to meet the needs of emerging AI data center energy requirements, which require a base load of energy 24/7/365. The large HTRs is better suited to support the green hydrogen market. The smaller modular HTR will require less than half of the concrete needed for the large HTR, a quarter of the generating capacity, a quarter of the water and can be constructed in less than half the time.

The large HTR is estimated to cost $2.2 billion and requires 36 months to construct. The large HTR is designed to generate the maximum amount of energy over the year by utilizing the hottest and driest hours during the year which require the taller distance for the reactor to accommodate the evaporative process. Combining the large HTR with a Green Hydrogen production facility (which costs approximately $1.4 billion and would be developed by others), seeks to produce Green Hydrogen at a competitive cost.

The smaller HTR is estimated to cost less than $1 billion. Unlike the taller HTR, it is designed to maximize production during the coolest hours of the year and support a base load required by data centers. The reactor’s height is shortened to accommodate the shorter distance to support the evaporating process for cooler and more damp conditions. By comparison, the smaller HTR can be constructed in 12 to 15 months, uses less water and can be adapted to more climates. When connected to a data center (by others) the smaller HTR is projected to produce 150 MW’s to 200 MW’s of reliable power, 24/7/365, and by-pass the need for the data center to require power from the grid. After completion of construction, the reactors will be immediately operational. Each of the individual operating systems is tested and operational as part of the construction completion process. Those systems include the water injection system, turbine and hydraulic pressure system, generator production system, water collection and pumping system. The reactor is simply activated by the water injection system, and the entire reactor is immediately operational. However, the timeline to full operational status could be affected by factors such as final local inspections, interconnection testing with any co-located facilities (e.g., data centers or hydrogen production plants), or unforeseen commissioning delays, which we estimate could add several months in some cases, though we anticipate minimal delays given the integrated testing during construction.

The Company intends to pursue project financing to fund the construction of both its small- and large-scale downdraft renewable energy towers (collectively, the “HTRs”). Obtaining such project financing is expected to be contingent upon the Company entering into long-term power purchase agreements (also known as off-take agreements) with customers for each project. These agreements would guarantee the purchase and price of the energy produced, thereby providing a basis for ensuring that any debt associated with the project financing can be repaid. This method of financing is commonly used for renewable energy projects in the United States. If the Company is required to raise equity capital in connection with project financing, it intends to pursue equity investors in individual HTR projects and may seek assignments of proceeds from available investment tax credits or production tax credits. There can be no assurance that project financing will be available on acceptable terms or at all, or that any required equity capital or tax credits will be obtainable, which could materially impact the Company’s ability to develop and construct its HTRs.

Permitting for large and smaller HTR’s varies from state to state and country to country. In the United States, because the HTR has no carbon or toxic emission, there are no time-consuming Federal air permits required under laws such as the Clean Air Act. Other federal approvals, such as those related to water resources on federal lands (e.g., under the Bureau of Land Management if applicable) or environmental reviews under the National Environmental Policy Act (NEPA) or Endangered Species Act, are not anticipated based on our current design, but could arise depending on site-specific factors like proximity to protected habitats or federal waterways. Projects are completely “Behind the Meter” where no rights of way beyond the project site are required and they can be permitted by local jurisdictions. Local permits will vary depending on local procedures, rules and regulations. States will not require emission permits because the reactors have zero carbon emissions. The reactors will require standard construction permits conforming to local codes and water permits which will also vary from state to state as well as local jurisdictions. For construction permits, the typical process involves submitting site plans and engineering designs to local building departments for review, potential public comment periods, and inspections during construction, with timelines generally ranging from 3-12 months depending on jurisdiction complexity. Water permits, which may involve demonstrating sustainable sourcing and usage, are typically handled by state agencies (e.g., the California State Water Resources Control Board if sited in California) and could take 3-18 months, including assessments of water rights, availability, and environmental impact. In California, where we are investigating feasibility, additional state-level reviews under the California Environmental Quality Act (CEQA) may apply, potentially extending timelines if environmental impact reports are required. No site has currently been selected to evaluate the specific permitting requirements for any site, and as a result, no federal, state, or local approvals are currently in process or have been sought. No site has currently been selected to evaluate the specific permitting requirements for any site.

Each HTR project will seek “off take” agreements for its energy which it will need to obtain financing for each project. We anticipate that each project may involve different participants and dictate various structures for which the financing may not be available.

A Bold New Energy Solution

The United States and other nations are aggressively pursuing energy independence with clean, sustainable energy solutions. KiNRG offers a bold new approach to overcome the current limitations of other known alternative energy sources. The HydroThermal Reactor combines dry air heated by the solar rays of the sun with water added as a catalyst reacting to create a powerful natural downdraft.

Hybrid Solar/Wind Technology

We view ourselves as a “Thermal” technology because the simplicity of our solution is the harnessing of the natural power of a downdraft created when water is introduced to hot dry air and “reacts” by evaporating within the confines of our tower structure.

Industry Analysis

Electricity is one of the essential sources to meet our growing demand for energy. At the same time, greenhouse gas emissions, primarily CO2, must be reduced in order to protect the climate. To reconcile these two conflicting needs, more electricity from clean, renewable sources needs to be made available. Furthermore, there is a global demand for massive amounts of electricity to power the emerging AI industry. Lack of energy combined with an aging grid demand “Behind the Meter” stand alone systems such as the HTR.

Renewable energy sources are becoming increasingly important. The impact of the transition toward renewable energy sources becomes more apparent when looking at the amount of energy consumption expected in 2050: Worldwide in total more than 40.000TWh should come from renewables – this means a sevenfold increase from today.

For an industry that has focused heavily on solar and wind, supportive federal actions could help progress timelines for further expansion into new technologies, including advanced batteries and other forms of storage, offshore wind, and green hydrogen technology. As these new technologies, especially green hydrogen production and storage, move toward commercialization, we may see more power-to-x projects to store, convert, and reconvert surplus solar and wind power into carbon-neutral fuels and chemicals.

As renewable energy gains wider acceptance, competition may increase as large, well-capitalized companies enter the business. Although one or more may be successful, KiNRG believes that its technological expertise and early entry will provide a degree of competitive protection

Background/Technology

Innovative Renewable Energy Technology

Over the past decade KINRG, has used its resources to develop and refine a means to generate carbon free electricity with no residual waste, 24/7/365.

The concept of harnessing thermal energy from hot air and water has been contemplated for a number of years but no one has been able to create an economic model that was stable, viable, and sustainable. We have tested, prototyped, and patented our technology. A clean power source that does not degrade over years, that is safe for wildlife and birds, and complimentary to the ecosystem has arrived.

KINRG, has worked diligently with qualified and experienced management to bring this novel clean energy solution to market. The efforts have been supported by large successful companies in conjunction with academia. Consultants to the Company include department heads from universities including N.C. State University (Physicist), Penn State University (Meteorology), Georgia Tech (Aerospace & CFD), University of Oklahoma (Meteorology), and Milwaukee School of Engineering (Fluid Dynamics & CFD).

THE HYDROTHERMAL REACTOR

The working principle of the HTR is based on “Evaporative Cooling”, a fundamentally and accurately predictable scientific principle – “cold air sinks”. When water-soaked air evaporates, the result of the reaction is that the air is cooled. Locate a tall enough hollow tower in hot dry climate, saturate the incoming hot/dry air with water and the water soaked air near the top of the tower will immediately begin to react and evaporate, which means it cools and falls, creating a natural downdraft contained inside the hollow tower cylinder reactor.

Benefiting from 12 years of hourly weather statistics provided by the Department of Defense to the Company, a reliable data base of the weather 24/7/365 in Yuma, Arizona was created. Using that historical hourly weather data, the dimensions of the Tower were designed based on the amount of downdraft energy that is needed to be created to support the cost of constructing the Tower so that the project would more than pay for itself with the sales from the electricity to be sold.

The KiNRG staff and consultants are well experienced in construction and development. Once the construction challenge was overcome with contractors willing to guarantee fixed prices and date certain construction time frames, and knowing the science was sound, finding a suitable site and then completing a final design specific to a site is the goal.

Intellectual Property

We own six U.S. patents and two foreign patents. The term of individual patents depends upon the legal term for patents in the countries in which they are obtained. In most countries, including the United States, the patent term is 20 years from the earliest filing date of a non-provisional patent application. Below is a summary of each of the seven patents including the issuance and expiration date.

Description	Issued by	Issuance Date	Expiration Date
Efficient Energy Conversion Devices	United States Patent and Trademark Office	2/21/12	2/20/32
Atmospheric Energy Extraction Devices	United States Patent and Trademark Office	8/27/13	8/26/33
Efficient Energy Conversion Devices and Methods	United States Patent and Trademark Office	2/4/14	2/13/34
Atmospheric Energy Extraction Devices	United States Patent and Trademark Office	5/20/14	5/12/34
Methods and Apparatus for Compression and Release and Conversion of Compressed Air Energy	United States Patent and Trademark Office	4/27/21	4/26/41
Multi-Stage Wind Turbines	United States Patent and Trademark Office	11/01/22	10/31/42
Morocco patent for the Multi-Stage Wind Turbines	Office Marocian De La Propiete Industrielle Et Commerciale	9/28/22	9/27/42
Kuwait Patent for the Multi-Stage Wind Turbines	Ministry of Commence & Industry, Trade marks & Patents Department	9/30/25	9/30/45

KiNRG believes our intellectual property rights provide a barrier to entry for potential competitors. The patents cover a system of efficiently extracting energy while using “simple and proven” methods with “off the shelf” components, producing cost effective energy. KiNRG has more recently filed applications for additional coverages.

Two scientific principles impact wind energy. First, when one doubles wind velocity the kinetic energy is cubed. That is why Hurricane Category 1 begins with winds of 74 mph, and Category 5 begins with winds of 157 mph. Minimal damage is expected from 74 mph winds, while 157 mph sustained winds are totally destructive. Second, Betts Law states that no turbine can capture more than 59.3% of the wind’s kinetic energy in an “open environment”. Add to those two scientific facts, traditional wind turbines are hooked directly to their generators and “brake” in wind speed in excess of 35 mph to avoid damaging the generator.

The HTR creates internal downdraft wind velocities in the Tower up to 50 mph, but when “convergence” occurs and the pressure in the tower achieves “Steady State” the design pushes the wind from the tower and compresses it into wind tunnels easily exceeding speeds of 100 mph in the tunnels.

Integral patents cover the extraction of energy from these high velocities and, therefore, very energetic winds. First, the patents cover multiple turbines in the same tunnel. Unlike standard wind turbines in an open field which get only one access to the wind, by placing turbines down the line inside the tunnels, trailing turbines access the “left over” energy from the same high velocity winds. To overcome the “braking” necessary in standard turbines, the patents cover the turbines spinning hydraulic pumps which pressure a “closed loop” hydraulic drive system which spins generators located on the ground in an air-conditioned easy to service environment next to each tunnel. Multiple sized generators are in the generator rooms which are sequentially engaged to absorb the amount of hydraulic pressure created by the variable wind velocities in the tunnels. All components are “off the shelf” and there is nothing being done that is not a currently proven technique - but KiNRG owns the patent.

A significant portion of the electricity produced by the HTR will be consumed by our onsite tenant/s (in some cases all). KiNRG also has options to sell whatever excess power is produced to specific entities offsite and is in discussion with these parties that have expressed interest. Power from the HTR can also be transmitted to a nearby power grid. The California Energy Commission has already PreCertified the electricity from a proposed HTR to be eligible to meet the California Renewables Portfolio Standard as a “Solar Thermal Electric” product.

When the HTR is properly located in a suitable hot/dry location, the HTR solution will create zero carbon emission energy at a cost comparable, if not less, than traditional fossil fuel powered facilities and traditional solar and wind. The tower generates alternating current (AC) and can concurrently easily generate direct current (DC) with which can be transmitted up to 2,500 miles, widening the market opportunities for these towers outside of the required meteorological siting conditions.

Global Energy Generation Calculator

Many countries around the globe have initiated programs to significantly cut greenhouse gas emissions by limiting and eventually eliminating the use of fossil fuels and replacing them in an orderly fashion with renewable sources of energy. The KiNRG HTR’s will be a participant in this evolutionary change in electrical energy production. Additionally, support and development of the Data Center market is virtually limitless.

KiNRG has developed a unique software platform for evaluating and rating specific geographic sites around the globe, “The Energy Calculator” (EC) that will sustain and provide a suitable environment for a HTR. The EC takes existing statistical weather data accumulated from within a radius of 100 miles from an existing airport (hourly temperatures, relative humidity, wind speeds etc.) and translates to elevations from ground level to 4000 feet. This data along with geographic intelligence and data available from international archived satellite weather data is entered into our system. The propriety algorithms then determine the exact dimensions of the proposed energy tower, along the performance output for that location. KiNRG’s “Energy Calculator” has enabled the Company to design a smaller modular version of the full tower that can support a 24/7/365 base load capacities to power AI data centers.

Business Model

The business model of our Company is to create an Energy Compound of Towers and to co-locate high consumption energy consumers such as AI data centers, green hydrogen production facilities and/or green steel in US to be developed individually with a common water supply and electrical grid access. Energy Compounds could actually be developed simultaneously in North America, North Africa (to serve the European grid by piping direct current across the Mediterranean), India and the Middle East. The world market can support all the materials needed and the market for carbon free energy is strong. The cost per kilowatt is similar to that of a typical coal or gas-fired facility. KiNRG is seeking to to take advantage of this solution with the goal of bringing the first project to market. It is expected that utilizing the remaining energy to manufacture green hydrogen may further contribute to the positive environmental aspects of the project.

Project Partnering

KiNRG’s business plan involves potential “partnering” with various entities such as utilities, sovereign nations and independent power producers, to provide the ability to bring this solution to the market as rapidly as possible.

Each HTR is its own independent project. KiNRG’s involvement in each project is to facilitate the Tower’s development with its expertise, intellectual property and project management team. KiNRG will receive development fees, licensing fees, and royalties on power sales from each project and/or ownership interests.

Coordinated World Class Expertise

KiNRG has evaluated potential sites for a possible first Tower here in the United States and received key patents to protect its techniques to extract the energy from the HTR.

Customers

Energy produced by the HTR could provide low cost electricity to the power grid. KiNRG plans to ultimately build and operate HTR’s with co-located Eco-Energy Industrial Parks housing carbon free energy consumers and sell the electricity either through contracts with utilities, which is the traditional method for independent power plants, or directly into the open market or electricity commodities market like a merchant plant similar to many natural gas fired power plants. The Company may also sell the power plants themselves to large customers or utilities and/or operate such plants for customers or utilities.

Markets

KiNRG is investigating the feasibility of locating a HTR in California. California has three major regulated investor-owned utilities and many municipal utilities, all of which are required by state law to have renewable sources of generation in their resource portfolios, whether generated or purchased. Arizona utilities have similar requirements. Due to federal regulations requiring that transmission owners provide service on the same terms to all generators requesting service, known as “open access”, independent power producers (which KiNRG would be under its business model), are able to develop wind energy projects in areas where such resources are most prevalent and sell power to anyone interconnected with the transmission grid in California. California’s transmission grid is operated by a regional transmission organization (“RTO”), the California Independent System Operator (“CAISO”). Other states belong to other RTOs. The California Energy Commission has designated the KiNRG HTR as a “Solar Thermal Facility”.

Competition

The HTR project requires specific site and appropriate weather conditions. Given these constraints and the increasing focus on renewable energy to offset the environmental problems caused by fossil fuels, the renewable energy industry is highly competitive.

In the markets where KiNRG plans to conduct its business, it will compete with many energy producers including electric utilities and large independent power producers. There is also competition from fossil fuel sources such as natural gas and coal, and other renewable energy sources such as solar, traditional wind, hydro and geothermal. The competition depends on the resources available within the specific markets.

Although the cost to produce clean, reliable, renewable energy is becoming more competitive with traditional fossil fuel sources, it generally remains more expensive to produce, and the reliability of its supply is less consistent than traditional fossil fuel. Deregulation and consumer preference are becoming important factors in increasing the development of alternative energy projects.

KiNRG believes that governments and consumers recognize the importance of renewable energy resources in the energy mix, and are facilitating the implementation of wind and other renewable technologies through renewable portfolio standards and revenue and tax incentives.

Arizona and California have climates that support DET’s and are primarily served by large utilities, such as Southern California Edison Company, Pacific Gas & Electric Company, San Diego Gas & Electric Company, Arizona Public Service Company (“Arizona Public Service”) and UNS Energy Corporation. All of these companies have non-regulated subsidiaries or sister companies that develop generating facilities. In addition, utilities from other states and countries have established large wind energy generating companies, such as Florida Power & Light Company, enXco, Inc. and PPM Energy, Inc. (now part of a large Spanish renewable company, Iberdrola Renovables, S.A.).

Environmental

Various parties in the United States and other nations are pursuing clean energy solutions that use efficient and cost- effective renewable resources to serve society while avoiding the adverse effects associated with fossil and nuclear fuels, and also the obvious limitations of solar collectors that work only when the sun shines or wind turbines that work only when the wind blows.

The HTR has the capability of being operated with virtually no carbon footprint, fuel consumption, or waste production. The technology has the potential to generate clean, cost effective and efficient electrical power without the damaging effects caused by using fossil or nuclear fuels, and other conventional power sources. KiNRG also believes that increasing emphasis on green technologies and governmental incentives in the energy industry should have a positive long-term effect on KiNRG’s planned business.

Numerous federal and state environmental laws can affect the development of renewable energy, such as the California Environmental Quality Act. These laws require that certain studies be conducted to ensure that there are no significant adverse impacts on wildlife, humans and the environment generally. The significant impacts of wind energy projects are on visibility, noise, birds, wildlife habitat and soil erosion. Changes in environmental laws can pose significant expenses on renewable energy development.

International treaties and protocols, have significantly impacted the development and implementation of renewable energy technologies. Certain countries and regions also have established emission trading programs. Under emission trading programs, utilities and factories are permitted to produce a certain level of emissions. If such an entity produces fewer emissions than its allotment, the entity may sell its excess allotment to parties exceeding their emissions allotments. To date, these mechanisms are at an early stage of development within the United States. Credit trading provides the potential for creating additional income for renewable energy producers, rationalizing of electricity prices for utilities and reducing the overall retail price for green power.

The Company believes that increasing emphasis on green technologies and governmental incentives in the renewable energy industry should have a positive long-term effect on KiNRG’s planned business.

Licensing and Regulation

In the United States, many state governments have amended their utility regulations and significantly changed certain competition and marketing rules with respect to generation, transmission and distribution of electric energy. Among other things, deregulation allows consumers to purchase electricity from a source of their choice, and requires utilities to purchase electricity from independent power producers and to offer transmission to independent power producers at reasonable prices.

In Arizona, access to the electricity market has been established through Arizona’s Retail Electric Competition Rules, which, in the Company’s opinion, provide a favorable environment for renewable energy generators. Electricity producers are subject to the Federal Public Utilities Regulatory Policies Act (“PURPA”) and state regulations. In addition, power producers must also meet standards set by the Arizona Corporations Commission (the “ACC”).

Employees

As of January 20, 2026, the Company had a total of three full time employees. The Company has agreed to and will add additional staff in the areas of engineering, marketing and administration in the future. The Company relies on a number of expert consultants that have been advising the Company during the previous years.

The Revocation of the Registration of our Securities

On September 16, 2019, we were named as a respondent in an Order Instituting Administrative Proceedings and Notice of Hearing brought by the SEC pursuant to Section 12(j) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), File No. 3-19456 (the “Hearing”). The purpose of the Hearing was to determine whether it was necessary and appropriate for the protection of investors to suspend for a period not exceeding twelve months or revoke the registration, of each class of securities of the Company registered pursuant to Section 12 of the Exchange Act. The Hearing was scheduled because the Company failed to comply with the reporting requirements of Regulation 13(a) of the Exchange Act which required us to file with the SEC, in part, annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. On October 7, 2019, we signed an order that provided that the registration of our common stock and any other class of its securities registered pursuant to Section 12 of the Exchange Act will be revoked, subject to approval of the SEC (the “Proposed Order”). The Proposed Order became effective as of October 8, 2019.

Corporate History and Structure

On December 29, 2010, the Company completed a reverse merger (the “Merger”) with Solar Wind Energy, Inc., a corporation formed under the laws of the State of Delaware on July 26, 2010 (“Solar Wind - Subsidiary”). In connection with the Merger, the Company issued to the stockholders of Solar Wind - Subsidiary in exchange for their Solar Wind - Subsidiary Common Stock, the right to receive an aggregate of 300,000,000 shares of the Company’s Common Stock.

The Company was incorporated under the laws of the State of Idaho on January 22, 1962, as Superior Mines Company. In 1964, the Company’s name was changed to Superior Silver Mines, Inc. On December 27, 2010, the Company reincorporated as a Nevada corporation. Prior to the Merger, the Company had been dormant for a number of years and had no known mineral reserves. On January 21, 2011, the Company changed its name from Superior Silver Mines, Inc. to Clean Wind Energy Tower, Inc. and on March 11, 2013, changed its name to Solar Wind Energy Tower Inc. along with its wholly-owned subsidiary, a corporation formed under the laws of the State of Delaware, which changed its name from Clean Wind Energy, Inc. to Solar Wind Energy, Inc., On December 28, 2020 the Company changed its name from Solar Wind Energy Tower, Inc. to KiNRG, Inc.

Item 1A. Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this registration statement before purchasing our common stock. If any of the following risks actually occur, we may be unable to conduct our business as currently planned and our financial condition and results of operations could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business and the Industry in Which We Compete

We are an early development stage company. We have not yet commenced with the construction of our Downdraft Towers or the production of electricity.

The Company has a limited operating history and has primarily engaged in operations relating to the development of its business plan. As a development stage entity, the Company is subject to many of the risks common to such enterprises, including the ability of the Company to implement its business plan, market acceptance of its proposed business, under-capitalization, cash shortages, limitations with respect to personnel, financing and other resources, and uncertainty of the Company’s ability to generate revenues. There can be no assurance that the Company’s activities will be successful or result in any revenues or profit for the Company, and the likelihood of the Company’s success must be considered in light of the stage in its development. To date, the Company has generated no revenue and has generated losses.

The Company believes it has engaged professionals and consultants experienced in the type of business contemplated by the Company; however, there can be no assurance that the predictions, opinions, analyses, or conclusions of such professionals will prove to be accurate. In addition, no assurance can be given that the Company will be able to consummate its business strategy and plans or those financial or other limitations may force the Company to modify, alter, significantly delay, or significantly impede the implementation of such plans or the Company’s ability to continue operations. If the Company is unable to successfully implement its business strategy and plans, investors may lose their entire investment in the Company.

Potential investors should also be aware of the difficulties normally encountered by new renewable energy companies. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the inception of the enterprise that we plan to undertake. These potential problems include, but are not limited to, raising capital to implement each of the HTR’s, unanticipated problems relating to construction, operation and distribution, and additional costs and expenses that may exceed current estimates.

Future financings will involve a dilution of the interests of the stockholders of the Company upon the issuance of additional shares of Common Stock or other securities.

We will need to engage in additional financings in the future. There can be no assurances that such financings will ever be completed, but any such financings will involve a dilution of the interests of our stockholders upon the issuance of additional shares of Common Stock or other securities. Attaining such additional financing may not be possible, or if additional capital may be otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to existing shareholders. We expect to issue shares of our Common Stock and/or other securities in exchange for additional financing.

We anticipate significant future capital needs and the availability of future capital is uncertain.

The Company has experienced negative cash flows from operations since its inception. The Company will be required to spend substantial funds to continue research and development. It is estimated that the cost of permitting and constructing large HTR’s will be in excess of $2 billion and the cost of a green hydrogen plant will be in excess of $1.2 billion. In addition, we will need to raise funds for working capital purposes. The Company will need to raise additional capital. The Company anticipates the cost of smaller HTR’s will be less than half the cost of the large HTRs and will be co-located with AI data centers which will be funded by others. The Company anticipates that long term energy (off take agreements) for the supply of electricity required for the AI data centers will support and enable the needed financing for the smaller HTR. The Company’s capital requirements will depend on many factors, primarily relating to the problems, delays, expenses and complications frequently encountered by development stage companies; construction and permitting delays and related issues; the progress of the Company’s research and development programs; the costs and timing of seeking regulatory approvals of the Company’s products under development; the Company’s ability to obtain such regulatory approvals; costs in filing, prosecuting, defending, and enforcing any patent claims and other intellectual property rights; the extent and terms of any collaborative research, manufacturing, marketing, or other arrangements; and changes in economic, regulatory, or competitive conditions or the Company’s planned business.

To satisfy its capital requirements, the Company may seek to raise funds in the public or private capital markets. The Company may seek additional funding through corporate collaborations and other financing vehicles. There can be no assurance that any such funding will be available to the Company, or if available, that it will be available on acceptable terms. If adequate funds are not available, the Company may be required to curtail significantly one or more of its research or development programs or it may be required to obtain funds through arrangements with future collaborative partners or others that may require the Company to relinquish rights to some or all of its technologies or products under development. If the Company is successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of Common Stock.

We have a history of losses.

We expect to incur non-capitalized development costs and general and administrative expenses prior to the completion of construction and commencement of operation of our proposed projects. We cannot predict if we will ever achieve profitability and, if we do, we may not be able to sustain or increase our profitability. If we cannot achieve or maintain profitability, we may not be able to continue to absorb the resulting financial losses. If we continue to suffer financial losses, our business may be jeopardized and our shareholders may lose all of their investment in our shares.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing and adversely affect our business, financial condition, and results of operations.

The report of our independent registered public accounting firm on our consolidated financial statements for the years ended December 31, 2024 and 2023 includes an explanatory paragraph stating that our recurring losses from operations, negative cash flows from operating activities, and accumulated deficit raise substantial doubt about our ability to continue as a going concern. A “going concern” opinion indicates that our auditors believe there is substantial doubt that we can continue as an ongoing business for the next 12 months and could signal to lenders, suppliers, customers, and other counterparties that our ability to continue as a viable business is uncertain.

Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to obtain sufficient additional funding or generate sufficient revenue to meet our operating expenses and other obligations as they come due, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, restructure or refinance our indebtedness, or file for bankruptcy protection. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations, or that these actions would be permitted under the terms of our existing or future debt agreements. In the absence of sufficient financing or other resources, we may not be able to continue as a going concern, which could result in the liquidation of our assets at values significantly lower than those recorded in our financial statements, and investors could lose all or a significant portion of their investment in our securities.

Our ability to continue as a going concern will depend on our ability to successfully execute our business plan, including increasing revenues, reducing operating expenses, and securing additional financing on acceptable terms. However, there can be no assurance that we will be able to achieve these objectives, and the presence of the going concern qualification may make it more difficult or costly to raise additional capital, further exacerbating our liquidity challenges.

The Company’s strategies for development of the business might not be successful.

The Company is currently evaluating potential development strategies for the further development of HTR technology and implementation of the construction of HTR’s. It may take several years, if ever, for the Company to achieve cumulative positive cash flow. The Company could experience significant difficulties in executing its business plan, including: inability to successfully implement the Company’s business plan; changes in market conditions; inability to obtain necessary financing; delays in completion of the Company’s projects or their underlying technologies; inaccurate cost estimates; changes in government or political reform; or the Company may not benefit from the proposed projects as the Company expected. The Company’s inability to develop and market the Company’s HTR’s successfully and to generate positive cash flows from these operations in a timely manner would have a material adverse effect on the Company’s ability to meet the Company’s working capital requirements.

We expect to rely upon strategic relationships in order to execute our business plan and the Company may not be able to consummate the strategic relationships necessary to execute its business plan.

The Company plans to enter into and rely on strategic relationships with other parties, in particular to acquire rights necessary to develop and build proposed HTR’s and to develop and build such projects. These strategic relationships could include licensing agreements, partnerships, joint ventures, or merger or acquisition activity. The Company believes that these relationships will be particularly important to the Company’s future growth and success due to the size and resources of the Company and the resources necessary to complete the Company’s proposed projects. The Company may, however, not be able to successfully identify potential strategic relationships.

Even if the Company does identify one or more potentially beneficial strategic relationships, it may not be able to consummate these relationships on favorable terms or at all, obtain the benefits it anticipates from such relationships or maintain such relationships. In addition, the dynamics of the Company’s relationships with possible strategic partners may require the Company to incur expenses or undertake activities it would not otherwise be inclined to undertake in order to fulfill the Company’s obligations to these partners or maintain the Company’s relationships.

To the extent the Company consummates strategic relationships; it may become reliant on the performance of independent third parties under such relationships. Moreover, certain potentially critical strategic relationships are only in the early stages of discussion and have not been officially agreed to and formalized. If strategic relationships are not identified, established or maintained, or are established or maintained on terms that become unfavorable, the Company’s business prospects may be limited, which could have a negative impact on the Company’s ability to execute the Company’s business plan, diminish the Company’s ability to conduct the Company’s operations and/or materially and adversely affect the Company’s business and financial results.

Project development or construction activities may not be successful and proposed projects may not receive required permits or construction may not proceed as planned.

The development and construction of our proposed projects will involve numerous risks. We may be required to spend significant sums for preliminary engineering, permitting, legal, and other expenses before we can determine whether a project is feasible, economically attractive or capable of being built. Success in developing a particular project is contingent upon, among other things: (i) negotiation of satisfactory engineering, procurement and construction agreements; (ii) receipt of required governmental permits and approvals, including the right to interconnect to the electric grid on economically acceptable terms; (iii) payment of interconnection and other deposits (some of which may be non-refundable); (iv) obtaining construction financing; and (v) timely implementation and satisfactory completion of construction.

Successful completion of a particular project may be adversely affected by numerous factors, including: (i) delays in obtaining required governmental permits and approvals with acceptable conditions; (ii) uncertainties relating to land costs for projects ; (iii) unforeseen engineering problems; (iv) construction delays and contractor performance shortfalls; (v) work stoppages; (vi) cost over-runs; (vii) equipment and materials supply; (viii) adverse weather conditions; and (ix) environmental and geological conditions.

The estimates and projections contained herein may not be realized.

Any estimates or projections have been prepared on the basis of assumptions and hypotheses, which the Company believes to be reasonable. However, no assurance can be given that the potential benefits described herein will prove to be available. Such assumptions are highly speculative and, while based on management’s best estimates of projected sales levels, operational costs, consumer preferences, and the Company’s general economic and competitive conditions in the industry, there can be no assurance that the Company will operate profitably or remain solvent. To date, the Company has not operated profitably and has a history of losses. If the Company’s plans prove unsuccessful, investors could lose all or part of their investment. There can be no assurance that the Company will be able to generate any revenue or profits.

Our business is subject to significant government regulation and, as a result, changes to such regulations may adversely affect our business.

Although independent and small power producers may generate electricity and engage in wholesale sales of energy without being subject to the full panoply of state and/or provincial and federal regulation to the same extent as a public utility company, our planned operations will nonetheless be subject to changes in government regulatory requirements, such as regulations related to the environment, zoning and permitting, financial incentives, taxation, competition, pricing, and FERC and state PUC regulations on competition. The operation of our proposed projects will be subject to regulation by various U.S. government agencies at the federal, state and municipal level.

There is always the risk of change in government policies and laws, including but not limited to laws and regulations relating to income, capital, sales, corporate or local taxes, and the removal of tax incentives. Changes in these regulations could have a negative impact on our potential profitability. Laws and tax policies may change and such changes may be favorable or unfavorable to the Company, which may result in the cancellation of proposed projects or reduce anticipated revenues and cash flow.

We may be unable to acquire or lease land and/or obtain the approvals, licenses and permits necessary to build and operate our proposed projects in a timely and cost effective manner, and regulatory agencies, local communities or labor unions may delay, prevent or increase the cost of construction and operation of our proposed projects.

In order to construct and operate our proposed projects, we need to acquire or lease land and obtain all necessary local, county, state and federal approvals, licenses and permits. We may be unable to acquire the land or lease interests needed, may not receive or retain the requisite approvals, permits and licenses or may encounter other problems which could delay or prevent us from successfully constructing and operating proposed projects.

Proposed projects may be located on or require access through public lands administered by federal and state agencies pursuant to competitive public leasing and right-of-way procedures and processes. The authorization for the use, construction and operation of our proposed projects and associated transmission facilities on federal, state and private lands will also require the assessment and evaluation of mineral rights, private rights-of-way and other easements; environmental, agricultural, cultural, recreational and aesthetic impacts; and the likely mitigation of adverse impacts to these and other resources and uses. The inability to obtain the required permits and, potentially, excessive delay in obtaining such permits due, for example, to litigation, could prevent us from successfully constructing and operating our proposed projects. Moreover, project approvals subject to project modifications and conditions, including mitigation requirements and costs, could affect the financial success of our proposed projects.

Our ability to manage our growth successfully is crucial to our future.

We are subject to a variety of risks associated with a growing business. Our ability to operate successfully in the future depends upon our ability to finance, develop, and construct future renewable energy projects, implement and improve the administration of financial and operating systems and controls, expand our technical capabilities and manage our relationships with landowners and contractors. Our failure to manage growth effectively could have a material adverse effect on our business or results of operations.

Notwithstanding the Recovery Act and other regulatory incentives, we may not be able to finance the development or the construction costs of building our planned projects.

We do not have sufficient funds from the cash flow of our operations to fully finance the development or the construction costs of building our proposed projects. Additional funds will be required to complete the development and construction of our proposed projects, to find and carry out the development of properties, and to pay the general and administrative costs of operating our business. Additional financing may not be available on acceptable terms, if at all. If we are unable to raise additional funds when needed, we may be required to delay development and construction of our proposed projects, reduce the scope of our proposed projects, and/or eliminate or sell some or all of our development projects, if any.

We may not be able to obtain access to the transmission lines necessary to deliver the power we plan to produce and sell.

We will depend on access to transmission facilities so that we may deliver power to purchasers. If existing transmission facilities do not have available transmission capacity, we would be required to pay for the upgrade of existing transmission facilities or to construct new ones. There can be no assurance that we will be able to secure access to transmission facilities at a reasonable cost, or at all. As a result, expected profitability on a proposed project may be lower than anticipated or, if we have no access to electricity transmission facilities, we may not be able to fulfill our obligations to deliver power or to construct the project or we may be required to pay liquidated damages.

Changes in interest rates and debt covenants and increases in turbine and generator prices and construction costs may result in our proposed projects not being economically feasible.

Increases in interest rates and changes in debt covenants may reduce the amounts that we can borrow, reduce the cash flow, if any, generated by our proposed projects, and increase the equity required to complete the construction of our proposed projects. The cost of wind turbines, generators and construction costs have increased significantly over the last four years. Further increases may increase the cost of our proposed projects to the point that such projects are not feasible given the prices utilities are willing to pay. There can be no assurance that we will be able to negotiate power purchase agreements with sufficiently profitable electricity prices in the future.

We may not be able to secure power purchase agreements.

We may not be able to secure power purchase agreements for our proposed projects. In the event that we do secure power purchase agreements, if we fail to construct our proposed projects in a timely manner, we may be in breach of our power purchase agreements and such agreements may be terminated.

We may be unable to obtain project financing or other necessary capital on acceptable terms or at all, which could delay, reduce the scope of, or prevent the development and construction of our HTRs and materially adversely affect our business, financial condition, results of operations, and prospects.

We intend to rely on project financing to fund the construction of our small- and large-scale downdraft renewable energy towers (collectively, the “HTRs”). Project financing for renewable energy projects, including our HTRs, is typically non-recourse debt secured by the project’s assets and cash flows, and its availability is generally contingent upon securing long-term power purchase agreements (also known as off-take agreements) with creditworthy customers. These agreements would guarantee the purchase volume and price of the energy produced, providing lenders with assurance that debt obligations can be serviced. However, there can be no assurance that we will be able to enter into such off-take agreements on favorable terms, or at all, due to factors such as market demand for our energy output, competition from other renewable energy sources, regulatory changes affecting energy markets, or perceptions of the viability and reliability of our downdraft technology.

Even if we secure off-take agreements, project financing may not be available on acceptable terms, or at all. Lenders may require stringent conditions, including high interest rates, significant collateral, or equity contributions, which could increase our overall cost of capital. Economic conditions, such as rising interest rates, inflation, or disruptions in credit markets, could further limit access to financing. Additionally, if equity capital is required in connection with project financing, we may need to attract equity investors for individual HTR projects or assign proceeds from available investment tax credits (ITCs) or production tax credits (PTCs) under the U.S. Internal Revenue Code. However, the availability and value of these tax credits are subject to legislative changes, phase-outs, or elimination, and there is no guarantee that we will qualify for or monetize them effectively. For example, changes in tax policy, such as those potentially arising from shifts in U.S. federal administration or congressional priorities, could reduce or eliminate these incentives, making our projects less attractive to investors.

If we are unable to obtain sufficient project financing or alternative capital, we may be forced to delay, scale back, or abandon HTR construction projects, which could result in forfeited deposits, lost revenue opportunities, and damage to our reputation with partners and customers. We may also need to seek additional equity or debt financing from other sources, which could dilute existing stockholders’ interests, increase our leverage, or impose restrictive covenants that limit our operational flexibility. In extreme cases, failure to secure financing could lead to insolvency or force us to cease operations entirely. Our limited operating history and the novel nature of our downdraft technology may exacerbate these risks, as potential financiers may view us as a higher-risk investment compared to established renewable energy providers. Any of these outcomes could have a material adverse effect on our business, financial condition, results of operations, and prospects.

The operation of our proposed projects may be subject to equipment failure.

After the construction of our proposed projects, the electricity produced may be lower than anticipated because of equipment malfunction. Unscheduled maintenance can result in lower electricity production for several months or possibly longer depending on the nature of the outage, and correspondingly, in lower revenues.

Changes in weather patterns may affect our ability to operate our proposed projects.

Meteorological data we collect during the development phase of a proposed project may differ from actual results achieved after the project is erected. While long-term precipitation patterns have not varied significantly, short-term patterns, either on a seasonal or on a year-to-year basis may vary substantially. These variations may result in lower revenues and higher operating losses.

Environmental damage on our properties may cause us to incur significant financial expenses.

Environmental damage may result from the development and operation of our proposed projects. The construction of our proposed initial HTR involves, among other things, land excavation and the installation of concrete foundations. Equipment can be a source of environmental concern, including noise pollution, damage to the soil as a result of oil spillage, and peril to certain migratory birds and animals that live, feed on, fly over, or cross the property. In addition, environmental regulators may impose restrictions on our operations, which would limit our ability to obtain the appropriate zoning or conditional use permits for our project. We may also be assessed significant financial penalties for any environmental damage caused on properties that are leased, and we may be unable to sell properties that are owned. Financial losses and liabilities that may result from environmental damage could affect our ability to continue to do business.

Larger developers have greater resources and expertise in developing and constructing renewable energy projects.

We face significant competition from large power project developers, including electric utilities and large independent power producers that have greater project development, construction, financial, human resources, marketing and management capabilities than the Company. They have a track record of completing projects and may be able to acquire funding more easily to develop and construct projects. They have also established relationships with energy utilities, transmission companies, turbine suppliers, and plant contractors that may make our access to such parties more difficult.

Renewable energy must compete with traditional fossil fuel sources.

In addition to competition from other industry participants, we face competition from fossil fuel sources such as natural gas and coal, and other renewable energy sources such as solar, traditional wind, hydro and geothermal. The competition depends on the resources available within the specific markets. Although the cost to produce clean, reliable, renewable energy is becoming more competitive with traditional fossil fuel sources, it generally remains more expensive to produce, and the reliability of its supply is less consistent than traditional fossil fuel. However, deregulation, legislative mandates for renewable energy, and consumer preference for environmentally more benign energy sources are becoming important factors in increasing the development of alternative energy projects.

The wind and solar energy industry in California is highly competitive since wind and solar play an integral role in the electricity portfolio in California.

KiNRG is investigating the feasibility of locating a HTR in California. Since wind and solar play an integral role in the electricity portfolio in California and wind energy require a significant amount of land resource, the wind and solar energy industry in California is highly competitive. Wind and solar developers compete for leased and owned land with favorable wind characteristics, limited supply of turbines and contractors, and for purchasers and available transmission capacity. There is no guarantee that we will be able to acquire the significant land resources needed to develop projects in California.

Our ability to hire and retain qualified personnel and contractors will be an important factor in the success of our business. Our failure to hire and retain qualified personnel may result in our inability to manage and implement our plans for expansion and growth.

Competition for qualified personnel in the renewable energy industry is significant. To manage growth effectively, we must continue to implement and improve our management systems and to recruit and train new personnel. We may not be able to continue to attract and retain the qualified personnel necessary to carry on our business. If we are unable to retain or hire additional qualified personnel as required, we may not be able to adequately manage and implement our plans for expansion and growth.

The market in which we operate is rapidly evolving and we may not be able to maintain our profitability.

As a result of the emerging nature of the markets in which we plan to compete and the rapidly evolving nature of our industry, it is particularly difficult for us to forecast our revenues or earnings accurately. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition.

We depend on key personnel, the loss of which could have a material adverse effect on us.

Our performance depends substantially on the continued services and on the performance of our senior management and other key personnel. Our ability to retain and motivate these and other officers and employees is fundamental to our performance. The unexpected loss of services of one or more of these individuals could have a material adverse effect on us. We are not protected by a material amount of key-person or similar life insurance covering our executive officers and other directors. We have entered into employment agreements with our executive officers, but the non-compete period with respect to certain executive officers could, in some circumstances in the event of their termination of employment with the Company, end prior to the employment term set forth in their employment agreements.

Certain legal proceedings and regulatory matters could adversely impact our results of operations.

We may be subject from time to time to various claims involving alleged breach of contract claims, intellectual property and other related claims, and other litigations. Certain of these lawsuits and claims, if decided adversely to us or settled by us, could result in material liability to the Company or have a negative impact on the Company’s reputation or relations with its employees, customers, licensees or other third parties. In addition, regardless of the outcome of any litigation or regulatory proceedings, such proceedings could result in substantial costs and may require that the Company devotes substantial time and resources to defend itself. Further, changes in governmental regulations in the U.S. could have an adverse impact on our results of operations.

The Company’s insurance coverage may not be adequate.

If the Company was held liable for amounts exceeding the limits of its insurance coverage in place at any given time or for claims outside the scope of that coverage, its business, results of operations and financial conditions could be materially and adversely affected.

Our business is subject to extensive governmental regulation that could reduce our profitability, limit our growth, or increase competition.

Our planned businesses are subject to extensive federal, state and foreign governmental regulation and supervision, which could reduce our potential profitability or limit our potential growth by increasing the costs of regulatory compliance, limiting or restricting the products or services we plan to sell or the methods by which we plan to sell our products and services, or subjecting our businesses to the possibility of regulatory actions or proceedings.

In all jurisdictions the applicable laws and regulations are subject to amendment or interpretation by regulatory authorities. Generally, such authorities are vested with relatively broad discretion to grant, renew and revoke licenses and approvals and to implement regulations. Accordingly, we may be precluded or temporarily suspended from carrying on some or all of our planned activities or otherwise fined or penalized in a given jurisdiction. No assurances can be given that our business will be allowed to be, or continue to be, conducted in any given jurisdiction as we plan.

Competition resulting from these developments could cause the supply of, and demand for, our planned products and services to change, which could adversely affect our results of operations and financial condition.

Our planned operations will expose us to various international risks that could adversely affect our business.

We are seeking to reach agreements for the provision of key aspects of our business with foreign operators. Accordingly, we may become subject to legal, economic and market risks associated with operating in foreign countries, including:

●	the general economic and political conditions existing in those countries;

●	devaluations and fluctuations in currency exchange rates;

●	imposition of limitations on conversion of foreign currencies or remittance of dividends and other payments by foreign subsidiaries;

●	imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

●	hyperinflation in certain foreign countries;

●	imposition or increase of investment and other restrictions by foreign governments;

●	longer payment cycles;

●	greater difficulties in accounts receivable collection; and

●	the requirement of complying with a wide variety of foreign laws.

Our ability to conduct business in foreign countries may be affected by legal, regulatory, political and economic risks.

Our ability to conduct business in foreign countries is subject to risks associated with international operations. These include:

●	the burdens of complying with a variety of foreign laws and regulations;

●	unexpected changes in regulatory requirements; and

●	new tariffs or other barriers in some international markets.

We are also subject to general political and economic risks in connection with our international operations, including:

●	political instability and terrorist attacks;

●	changes in diplomatic and trade relationships; and

●	general economic fluctuations in specific countries or markets.

We cannot predict whether quotas, duties, taxes, or other similar restrictions will be imposed by the U.S. or foreign countries upon our business in the future, or what effect any of these actions would have on our business, financial condition or results of operations. Changes in regulatory, geopolitical, social or economic policies and other factors may have a material adverse effect on our business in the future or may require us to significantly modify our current business practices.

The occurrence of natural or man-made disasters could adversely affect our financial condition and results of operations.

We are exposed to various risks arising out of natural disasters, including earthquakes, hurricanes, fires, floods and tornadoes, and pandemic health events such as COVID, as well as man-made disasters, including acts of terrorism and military actions. The continued threat of terrorism and ongoing military actions may cause significant volatility in global financial markets, and a natural or man-made disaster could trigger an economic downturn in the areas directly or indirectly affected by the disaster. These consequences could, among other things, result in a decline in business and increased claims from those areas. Disasters also could disrupt public and private infrastructure, including communications and financial services, which could disrupt our normal business operations.

Our inability to successfully recover should we experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

Should we experience a local or regional disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, security breach, power loss, telecommunications failure or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel, our office facilities, and the proper functioning of our computer, telecommunication and other related systems and operations.

Our operations are dependent upon our ability to protect our technology infrastructure against damage from business continuity events that could have a significant disruptive effect on our operations. We could potentially lose operation of our projects or experience material adverse interruptions to our operations or delivery of services to our clients in a disaster recovery scenario.

We plan to regularly assess and take steps to improve upon our existing business continuity plans and key management succession. However, a disaster on a significant scale or affecting certain of our key operating areas within or across regions, or our inability to successfully recover should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged client relationships or legal liability.

Assertions by a third party that the Company infringes its intellectual property could result in costly and time-consuming litigation, expensive licenses or the inability to operate as planned.

The energy and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. There is a possibility of intellectual property rights claims against the Company. The Company’s technologies may not be able to withstand third-party claims or rights restricting their use. Companies, organizations or individuals, including the Company’s competitors, may hold or obtain patents or other proprietary rights that would prevent, limit or interfere with the Company’s ability to provide the Company’s services or develop new products or services, which could make it more difficult for the Company to operate the Company’s business. Any litigation or claims, whether or not valid, could be time-consuming, expensive to litigate or settle and could divert the Company’s managements’ attention and financial resources. If the Company is determined to have infringed upon a third party’s intellectual property rights, the Company may be required to pay substantial damages, stop using technology found to be in violation of a third party’s rights or seek to obtain a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms, or at all, and may significantly increase the Company’s operating expenses or may require the Company to restrict the Company’s business activities in one or more respects.

The Company may also be required to develop alternative non-infringing technology that could require significant effort and expense or may not be feasible. In the event of a successful claim of infringement against the Company and the Company’s failure or inability to obtain a license to the infringed technology, the Company’s business and results of operations could be harmed.

The Company’s business will be adversely affected if the Company is unable to protect its intellectual property rights from unauthorized use or infringement by third-parties.

The Company intends to rely on a combination of trademark, patent, trade secret and copyright law, license agreements and contractual restrictions, including confidentiality agreements, invention assignment agreements and non-disclosure agreements with employees, contractors and suppliers, to protect the Company’s proprietary rights, all of which provide only limited protection. The Company believes its intellectual property rights are valuable, and any inability to protect them could reduce the value of the Company’s products, services and brand. Various events outside of the Company’s control pose a threat to the Company’s intellectual property rights as well as to the Company’s products and services. The efforts the Company has taken to protect its proprietary rights may not be sufficient or effective, may not be enforceable or may be capable of being effectively circumvented.

Any significant impairment of the Company’s intellectual property rights could harm the Company’s business or the Company’s ability to compete. Also, protecting the Company’s intellectual property rights is costly and time consuming. The Company also seeks to maintain certain intellectual property as trade secrets. The secrecy could be compromised by outside parties, or by the Company’s employees, which would cause the Company to lose the competitive advantage resulting from these trade secrets.

Risks Related to Ownership of our Common Stock

We are a “smaller reporting company” and we have elected to comply with certain reduced reporting and disclosure requirements which could make its common stock less attractive to investors.

We are a “smaller reporting company,” as defined in the Regulation S-K of the Securities Act of 1933, as amended, which allows us to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not smaller reporting companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and (2) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements in this document. As a result of these reduced reporting and disclosure requirements our financial statements may not be comparable to SEC registrants not classified as emerging growth companies.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until we are no longer a “smaller reporting company”. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Investors may find our common stock less attractive as a result of our election to utilize these exemptions, which could result in a less active trading market for our common stock and/or the market price of our common stock may be more volatile.

A sale or perceived sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

All of our executive officers and directors and certain of our stockholders and warrant holders have agreed not to sell shares of our common stock for a period of 180 days following this offering, subject to extension under specified circumstances. See “Underwriting”. Common stock subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act of 1933, as amended. If our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their shares and investors to short our common stock. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Market and economic conditions may negatively impact our business, financial condition and share price.

Concerns over medical epidemics, energy costs, geopolitical issues, the U.S. mortgage market and a deteriorating real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth, increased unemployment rates, and increased credit defaults in recent years. Our general business strategy may be adversely affected by any such economic downturns (including the current downturn related to the current COVID-19 pandemic), volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and share price and could require us to delay or abandon development or commercialization plans.

If securities or industry analysts do not publish research or reports, or publish unfavorable research or reports about our business, our stock price and trading volume may decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us, our business, our markets and our competitors. We do not control these analysts. If securities analysts do not cover our common stock after the closing of this offering, the lack of research coverage may adversely affect the market price of our common stock. Furthermore, if one or more of the analysts who do cover us downgrade our stock or if those analysts issue other unfavorable commentary about us or our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fails to regularly publish reports on us, we could lose visibility in the market and interest in our stock could decrease, which in turn could cause our stock price or trading volume to decline and may also impair our ability to expand our business with existing customers and attract new customers.

Because certain of our stockholders control a significant number of shares of our common stock, they may have effective control over actions requiring stockholder approval.

Our directors, executive officers, and their respective affiliates, will beneficially own approximately 46.3% of our outstanding shares of common stock. As a result, these stockholders, acting together, could have the ability to have significant control over the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders, acting together, would have the ability to control the management and affairs of our company. Accordingly, this concentration of ownership might harm the market price of our common stock by:

●	delaying, deferring or preventing a change in corporate control;

●	impeding a merger, consolidation, takeover or other business combination involving us; or

●	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Our share price may be volatile, and you may lose all or part of your investment.

The executive officers, directors, and their respective affiliated entities will in the aggregate beneficially own approximately 46.3% of our outstanding common stock. As a result, these stockholders, acting together, could have significant control over matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate actions might be taken even if other stockholders oppose them. This concentration of ownership might also have the effect of delaying or preventing a corporate transaction that other stockholders may view as beneficial.

We do not intend to pay dividends for the foreseeable future, which could reduce the attractiveness of our stock to some investors.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. In addition, we may incur debt financing to further finance our operations, the governing documents of which may contain restrictions on our ability to pay dividends.

Provisions in our articles of incorporation and bylaws and Nevada law may discourage, delay or prevent a change of control of our company and, therefore, may depress the trading price of our stock.

Our articles of incorporation and bylaws contain provisions that may discourage, delay or prevent a change of control that our stockholders may consider favorable. These provisions:

●	authorize the issuance of “blank check” preferred stock that our board of directors could issue to increase the number of outstanding shares to discourage a takeover attempt;

●	prohibit stockholder action to elect or remove directors by majority written consent;

●	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

●	prohibit our stockholders from calling a special meeting of stockholders; and

●	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

We may be subject to securities litigation, which is expensive and could divert management attention.

In the past companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could seriously hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to accounting controls and procedures in the future, or, if we discover additional material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Our management determined that our disclosure controls and procedures and internal controls were ineffective as of December 31, 2024 and 2023 and if they continue to be ineffective could result in material misstatements in our financial statements.

If we fail to comply with the rules under the Sarbanes-Oxley Act related to disclosure controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. In connection with the audit of our consolidated financial statements for the years ended December 31, 2024 and 2023, our management concluded that the Company had material weaknesses in its internal controls because we did not have adequately designed internal controls to ensure the timely preparation and review of the accounting for certain complex, non-routine transactions by those with appropriate technical expertise, which was necessary to provide reasonable assurance that the Company’s consolidated financial statements and related disclosures would be prepared in accordance with generally accepted accounting principles in the United States of America. In addition, we did not have adequately designed and documented financial close and management review controls to properly detect and prevent certain accounting errors and omitted disclosures in the financial statements and related footnotes. Upon completion of this offering, we intend to invest as soon as practicable in resources to create a larger finance function with additional personnel to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If additional material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

We may not qualify for OTC Market inclusion, and therefore you may be unable to sell your shares.

We believe that, at some time following the effectiveness of this registration statement of which this prospectus forms a part our common stock will become eligible for quotation on the OTC Market. No assurances can be given, however, that this eligibility will be granted. OTC Market eligible securities include securities not listed on a registered national securities exchange in the United States and that are also required to file reports pursuant to Section 13 or 15(d) of the Securities Act of 1933, as amended (the “Securities Act”), and require that the company be current in its periodic securities reporting obligations.

Among other matters, in order for our common stock to become OTC Market eligible, a broker/dealer member of the Financial Industry Regulatory Authority (“FINRA”), must file a Form 211 with FINRA and commit to make a market in our securities once the Form 211 is approved by FINRA. As of the date of this offering memorandum, a Form 211 has [not] been filed with FINRA by any broker/dealer. If for any reason our common stock does not become eligible for quotation on the OTC Market or a public trading market does not develop, purchasers of shares of our common stock may have difficulty selling their shares should they desire to do so. If we are unable to satisfy the requirements for quotation on the OTC Market, any quotation of our common stock would be conducted in the “Pink Sheets” market. As a result, a purchaser of our common stock may find it more difficult to dispose of, or to obtain accurate quotations as to the price of their shares.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell. Further, if our common stock is considered a “penny stock,” the protection provided by the federal securities laws relating to forward looking statements would not apply to us.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The OTC Market does not meet such requirements and if the price of our common stock is less than $5.00, our common stock may be deemed a penny stock. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock, and therefore stock holders may have difficulty selling their shares once our common stock is publicly traded.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, we may not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares once publicly traded, have an adverse effect on the market for our shares, and thereby depress our share price.

Item 2. Financial Information.

Cautionary Note Regarding Forward Looking Statements

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future trends and operating results, our future capital needs and ability to obtain financings and liquidity. All statements other than statements of historical facts contained in this report, including statements regarding our future financial position, liquidity, working capital sources, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements include the future impact of the geopolitical conflicts in Israel and Ukraine, inflation and Federal Reserve interest rate increases in response thereto on the economy including the potential for a recession, downturn in economic activity and the capital markets.

Critical Accounting Policy and Estimates

Use of Estimates in the Preparation of Financial Statements

The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates include certain assumptions related to, among others, valuation of stock-based services, operating right of use assets and liabilities, and income taxes. On an on-going basis, we evaluate these estimates, including those related to revenue recognition and concentration of credit risk. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Accounts subject to estimate and judgements are accounts receivable reserves, income taxes, intangible assets, contingent liabilities, and equity-based instruments. Actual results may differ from these estimates under different assumptions or conditions. We believe our estimates have not been materially inaccurate in past years, and our assumptions are not likely to change in the foreseeable future.

Fair Value of Financial Instruments

The Company measures its financial assets and liabilities in accordance with accounting principles generally accepted in the United States of America. The estimated fair values approximate their carrying value because of the short-term maturity of these instruments or the stated interest rates are indicative of market interest rates. These fair values have historically varied due to the market price of the Company’s stock at the date of valuation.

Leases

The Company determines if an arrangement is a lease at inception. Operating lease right-of-use assets (“ROU assets”) and short-term and long-term lease liabilities are included on the face of the condensed consolidated balance sheet. Finance lease ROU assets are presented within other assets, and finance lease liabilities are presented within accrued liabilities.

ROU assets represent the right of use to an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease ROU asset also excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are accounted for as a single lease component. For lease agreements with terms less than 12 months, the Company has elected the short-term lease measurement and recognition exemption, and it recognizes such lease payments on a straight-line basis over the lease term.

Income Taxes

The Company uses the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. The measurement of deferred tax assets and liabilities is based on provisions of applicable tax law. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance based on the amount of tax benefits that, based on available evidence, is not expected to be realized.

Background of the Company

KiNRG, Inc. is a green energy company. Our core objective and focus is to become a leading provider of clean efficient green energy to the world communities at a reasonable cost without the destructive residuals of fossil fuel, while continuing to generate innovative technological solutions for today and tomorrow’s electrical power needs. KiNRG has designed, engineered, developed and is preparing to construct large “HydroThermal Reactors” that use benevolent, non-toxic natural elements to generate electricity economically by integrating and synthesizing numerous proven as well as emerging technologies. In addition to constructing HydroThermal Reactors in the United States and abroad, the Company intends to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for electricity. We have assembled a team of experienced business professionals, engineering, and scientific consultants from institutions including University of Oklahoma, Penn State University, Georgia Teck, NC State and Milwaukee School of Engineering with the proven ability to bring the idea to market. KiNRG has filed and been issued patents. KiNRG is based in Annapolis, MD.

Results of Operations for the Three Months Ended September 30, 2025 Compared with the Three Months Ended September 30, 2024

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses (“SG&A”) were $332,425 for the three months ended September 30, 2025, a decrease of $6,999 or 2.1%, compared to $339,424 during the three months ended September 30, 2024. SG&A expenses consisted primarily of payroll and related costs, professional fees, consulting expenses, and director compensation.

Interest Expense

Interest expense was $3,000 during the three months ended September 30, 2025, a decrease of $5,041 or 62.7%, compared to interest expense of $8,041 during the three months ended September 30, 2024. Interest expenses consists of interest on the Company’s note payable.

Net Loss from Continuing Operations

For the reasons above, the Company had a net loss from continuing operations of $335,425 for the three months ended September 30, 2025, a decrease of $12,040 or 3.5% compared to $347,465 for the three months ended September 30, 2024.

Net Loss from Discontinued Operations

Net loss attributable to discontinued operations was $0 during the three months ended September 30, 2025, a decrease of $25,885 compared to $25,885 during the three months ended September 30, 2024. Discontinued operations consist of the activities of AGP; the Company sold its interest in AGP on February 17, 2025.

Consolidated Net Loss

For the reasons above, consolidated net loss was $335,425 during the three months ended September 30, 2025, a decrease of $37,925 compared to $373,350 during the three months ended September 30, 2024.

Net Loss Attributable to Non-controlling Interest

Net loss attributable to non-controlling interest was $0 during the three months ended September 30, 2025, a decrease of $4,977 compared to $4,977 during the three months ended September 30, 2024. During the prior period, the Company held an 82.77% interest in Arizona Green Power (“AGP”); the Company sold its interest in AGP on February 17, 2025.

Net Loss Attributable to KiNRG

For the reasons above, net loss attributable to KiNRG was $335,425 during the three months ended September 30, 2025, a decrease of $32,948   compared to $368,373 during the three months ended September 30, 2024.

Results of Operations for the Nine Months Ended September 30, 2025 Compared with the Nine Months Ended September 30, 2024

Revenue

The Company has not generated revenue since inception.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses (“SG&A”) were $788,350 for the nine months ended September 30, 2025, a decrease of $147,225 or 15.7%, compared to $935,575 during the nine months ended September 30, 2024. SG&A expenses consisted primarily of payroll and related costs, professional fees, consulting expenses, and director compensation.

Gain on Settlement of Accounts Payable

During the nine months ended September 30, 2025, the Company recorded a gain on settlement of accounts payable in the amount of $4,000. There was no comparable transaction in the prior period.

Interest Expense

Interest expense was $23,548 during the nine months ended September 30, 2025, a decrease of $465 or 1.9%, compared to interest expense of $24,013 during the nine months ended September 30, 2024. Interest expenses consists of interest on the Company’s note payable and related party loan payable.

Net Loss from Continuing Operations

For the reasons above, the Company had a net loss from continuing operations of $807,898 for the nine months ended September 30, 2025, a decrease of $151,690 compared to $959,588 for the nine months ended September 30, 2024.

Net Loss from Discontinued Operations

Net loss attributable to discontinued operations was $317,123 during the nine months ended September 30, 2025, an increase of $248,602 or 362.8% compared to $68,5216 during the nine months ended September 30, 2024. Discontinued operations consist of the activities of AGP. The Company sold its interest in AGP on February 17, 2025, and recorded a loss on sale of subsidiary in the amount of $316,343.

Consolidated Net Loss

For the reasons above, consolidated net loss was $1,125,021 during the nine months ended September 30, 2025, an increase of $96,912 or 9.4% compared to $1,028,109 during the nine months ended September 30, 2024.

Net Loss Attributable to Non-controlling Interest

Net loss attributable to non-controlling interest was $0 during the nine months ended September 30, 2025, a decrease of $13,357 compared to $13,357 during the nine months ended September 30, 2024. During the prior period, the Company held an 82.77% interest in Arizona Green Power (“AGP”); during the nine months ended September 30, 2025, the Company sold its interest in AGP on February 17, 2025.

Net Loss Attributable to KiNRG

For the reasons above, net loss attributable to KiNRG was $1,125,021 during the nine months ended September 30, 2025, an increase of $110,269 compared to $1,014,752 during the nine months ended September 30, 2024.

Cash Flows from Operating Activities

Cash flows used in operating activities were ($366,196) during the nine months ended September 30, 2025, a decrease of $409,334 or 52.8% compared to ($775,530) during the prior period. The Company currently has no sales. Cash flows from operating activities consists of the net loss of ($1,125,021) reduced by increases in non-cash costs, primarily loss on sale of subsidiary of $316,343, accrued payroll of $236,978, stock based compensation of $104,379, and accrued liabilities – related party of $75,000.

Cash Flows Provided by Financing Activities

For the nine months ended September 30, 2025, cash provided by financing activities was $900,000, an increase of $400,000 or 80% compared to cash provided from financing activities of $500,000 during the prior period. Cash flows from financing activities consisted of proceeds from the sale of common stock of $750,000 and proceeds from the exercise of warrants of $150,000.

Results of Operations for the Year Ended December 31, 2024 Compared with the Year Ended December 31, 2023

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses (“SG&A”) were $1,205,354 for the year ended December 31, 2024, an increase of $130,279 or 12.1%, compared to $1,075,075 during the year ended December 31, 2023. SG&A expenses consisted primarily of payroll and related costs, professional fees, consulting expenses, and director compensation.

Impairment of Deposit

During the year ended December 31, 2023, the Company determined that a long-term deposit on land in the amount of $200,000 was unlikely to be recovered, and recorded an impairment on this asset in the amount of $200,000. There was no comparable transaction in the current period.

Interest Expense

Interest expense was $42,082 during the year ended December 31, 2024, a decrease of $9,699 or 18.7%, compared to interest expense of $51,781 during the year ended December 31, 2023. Interest expenses consists of interest on the Company’s note payable and related party loan payable.

Net Loss From Continuing Operations

For the reasons above, the Company had a net loss from continuing operations of $1,247,436 for the year ended December 31, 2024, compared to $1,326,856 for the year ended December 31, 2023.

Net Loss Attributable to Non-controlling Interest

Net loss attributable to non-controlling interest was $20,089 during the year ended December 31, 2024, a decrease of $105,652 compared to $125,741 during the year ended December 31, 2023. During the prior period, the Company held an 82.77% interest in Arizona Green Power (“AGP”).

Net Loss from Discontinued Operations

Net loss attributable to discontinued operations was $104,595 during the year ended December 31, 2024, a decrease of $613,184 compared to $717,779 during the year ended December 31, 2023. Discontinued operations consist of the activities of AGP.

Consolidated Net Loss

For the reasons above, consolidated net loss was $1,331,942 during the year ended December 31, 2024, a decrease of $586,952 compared to $1,918,894 during the year ended December 31, 2023.

Cash Flows from Operating Activities

Cash flows used in operating activities were ($857,270) during the year ended December 31, 2024, a decrease of $298,206 or 26% compared to ($1,155,476) during the prior period. The Company currently has no sales. Cash flows from operating activities consists of the net loss of ($1,331,853) reduced by increases in non-cash costs, primarily accrued payroll of $185,516, stock based compensation of $139,173, accounts payable of $18,780, and accrued liabilities – related party of $100,000.

Cash Flows Provided by Financing Activities

For the year ended December 31, 2024, cash provided by financing activities was $600,000 consisting of proceeds from the sale of common stock, compared to $1,407,000 during the prior period.

Liquidity and Capital Resources

As of November 19, 2025, we had cash on hand of approximately $394,350. Management believes this amount is not sufficient to meet our operating needs for the next 12 months, and in order to meet our working capital requirements, we will need to either raise sufficient capital or reduce our expenditures. With our existing cash and liquidity, we estimate we can sustain minimal operations for approximately 3-6 months, primarily covering basic administrative expenses, limited consulting fees, and essential legal and regulatory compliance costs. This level of operations would allow us to maintain core intellectual property protections and preliminary site evaluations but would require deferring or scaling back key development activities, such as detailed engineering for reactor permits, prototype testing, or partnership negotiations. We do not anticipate generating any revenue in this period without additional funding, as we remain in the pre-commercialization stage. We will rely on our ability to improve operating cash flow or raise additional capital through the sale of debt or equity securities in addition to our existing cash and cash equivalents to meet our working capital requirements for at least the next 12 months. The Company plans to also raise additional capital to support the necessary engineering required to obtain building permits for its first reactor. The estimated total capital needs for the next 12 months inclusive of the engineering requirements and working capital is estimated to be $13 million. There can be no assurance that we will be able to obtain additional financing on acceptable terms, or at all, or that we will successfully implement cost-reduction initiatives or generate sufficient cash flows from operations.

The Company’s unaudited consolidated financial statements for the nine months ended September 30, 2025 and 2024 were prepared under the assumption that it would continue operations as a going concern. However, the factors listed above cause substantial doubt about the Company’s ability to continue as a going concern. Additionally, the report of the Company’s independent registered public accounting firm that accompanies the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023 contains a qualification in which such firm expressed substantial doubt about the Company’s ability to continue as a going concern. In addition, the report of our independent registered public accounting firm on our consolidated financial statements as of and for the years ended December 31, 2024 and 2023 includes an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. If we are unable to secure additional funding or achieve profitability, we may be required to curtail or cease operations, which could materially adversely affect our business, financial condition, results of operations, and prospects.

Item 3. Properties.

We do not own any real estate or other properties materially important to our operations or those of any of our subsidiaries. Our headquarters are currently located in Annapolis, MD and the Company shares space at a location in Herndon, VA and the CEO maintains an office at 1213 Culbreth Drive Suite 103, Wilmington, NC 28405. We believe that our current office facilities are suitable and adequate to meet our needs as they are contemplated to be conducted.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth the beneficial ownership of our common stock as of January 20, 2026 by:

●	each person, or group of affiliated persons, whom we know to beneficially own more than 5% of our common stock;

●	each of our named executive officers;

●	each of our executive officers;

●	each of our directors; and

●	all of our executive officers and directors as a group.

The percentage ownership information shown in the column labeled “Percentage of Shares Outstanding” as of January 20, 2026 is based upon 56,900,743 shares of common stock outstanding as of January 20, 2026.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants or upon conversion of a security that are either exercisable or convertible on or before January 20, 2026. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for persons listed in the table is c/o KiNRG, Inc., 1213 Culbreth Drive Suite 103, Wilmington, NC 28405.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Shares Outstanding (1)
Names Executive Officers, Executive Officers and Directors:
Ronald W. Pickett	9,842,529	17.3%
Flip Wallen	2,825,000	5.0%
Stephen Sadle	6,917,676	12.2%
Robert P. Crabb	1,552,174	2.7%
H. James Magnuson	725,948	1.3%
Mossadaq Chughtai	4,257,550	7.5%
Troy A. Hering CPA	100,000	*
Livian L. Jones	100,000	*
All executive officers and directors as a group (8 persons)	26,320,877	46.3%

*	denotes less than 1%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock shown as beneficially owned includes shares of common stock issuable upon the exercise of warrants that will become exercisable within sixty (60) days of January 20, 2026.

Item 5. Directors And Executive Officers.

The following table sets forth the names of the company’s directors, executive officers, and key employees, and their positions with the company, as of the date hereof:

Name	Age	Position(s)	Terms of Office (directors)
Ronald W. Pickett	78	Chief Executive Officer, Chairman
Flip Wallen	64	President
Stephen Sadle	80	Chief Operation Officer and Director
Robert P. Crabb	78	Secretary
H. James Magnuson	73	Director
Mossadaq Chughtai	67	Director
Troy A. Hering CPA	61	Director
Livian L. Jones	60	Director

None of the events listed in Item 401(f) of Regulation S-K has occurred during the past ten years and that is material to the evaluation of the ability or integrity of any of the Company’s directors, director nominees or executive officers.

The following is a brief account of the business experience during the past five years (and, in some instances, for prior years) of each director and executive officer.

Ronald W. Pickett, CEO & Chairman

Ron Pickett founded the Company in July 2010. He has remained Chairman and CEO since January 2011. Prior to this experience, Ron Pickett served as Youth Advisor to President Johnson until January 1969. After leaving the Johnson Administration in 1969 he consulted for the Frouge Corporation and its partner Gulf Oil, obtaining a Title 10 loan agreement for a large real estate development in San Francisco Bay area. He then consulted Madison Square Garden Corporation liquidating assets from its real estate portfolio after its acquisition of control by Phil Levin. After the passing of Levin, Pickett and a group of the Levin “team” formed a new development group led by Pickett developing multiple projects in Maryland, Florida and NYC. After selling that operation (late 1975) Pickett developed over 200 units in Old Town Alexandria, Virginia. Pickett held a real estate brokers license for 30 years as well as an Unlimited Contractors License. In 1980 he founded Medical Advisory Systems, the first company to commercialize and institute an international program for telemedicine for vessels at sea, also F&E Resource Systems (FERS) the largest composting/recycling facility in the USA, processing over 2,000 tons per day and reclaiming 92% of the waste stream while creating and innovating the entire system, and Telkonet (TKO) the first company to commercialize broadband over powerlines, creating the ability to encrypt and send data over the existing electrical infrastructure of commercial and industrial buildings, as well as military vessels.

Flip Wallen, President

Mil “Flip” Wallen, III, a 43-year veteran of the Commercial Real Estate Industry, specializes in Mission Critical construction, design, and development. He is a graduate of James Madison University with a BBA in Management Information Systems. Flip’s proclivity for the latest technology trends helps keep his internal processes fresh, innovative, and competitive with industry standards. Flip has become one of the most trusted sources of knowledge, wisdom, and leadership in the Data Center market, particularly in Northern Virginia’s “Data Center Alley” located in Ashburn, VA – where he has developed and built over 2 million square feet in this market alone. He is the founder and owner of TRINITY Group Construction, established in 2002, an award-winning construction company and one of the leading commercial construction firms in the DC Metro Area, specializing in the data center market. Flip will advise the company on integrating an Eco-Energy Park and GH2 plant with their Arizona Tower Project. He has agreed to join the company during the fourth quarter of 2020 as Executive Vice President of Construction & Development. Flip was elected President of KiNRG in late 2023.

Stephen Sadle, Chief Operating Officer & Director

Mr. Sadle, co-founder of the Company, is an entrepreneur with over 40 years of diversified experience in management, contracting, and heavy infrastructure development, interfacing with both the government and private sectors and has served the Company full time as Chief Operating Officer since 2011. He was the co-founder and President of PAVCO, The Pavement Consultants Group, that consulted, designed and managed infrastructure projects for a variety of Fortune companies, as well as National Striping Company, a Washington DC regional multifaceted remediation and construction company and was awarded the Small Businessman of the Year Award for the Washington Metropolitan Area. He is experienced in the development and management of new corporate entities. He was co-founder, Chief Operating Officer and Director of Telkonet, a Company that commercialized broadband communications over powerlines for hospitality, government and commercial use and are developers, manufacturers and vendors of energy efficiency and smart grid networking technology. Mr. Sadle served as Vice President of Business Development for a large regional heavy highway/construction company with revenues in excess of $220MM and created an innovative environmental remediation division that handled the cleanup of multiple environmentally impaired sites, federal, municipal and industrial.

Robert P. Crabb, Secretary

Mr. Crabb has over 40 years of public and private sector experience including 15years in the insurance industry including, sales and sales management with MetLife and independent property and casualty brokerage. His entrepreneurial expertise includes marketing consulting, corporate management and commercial/residential real estate development. He has served in a corporate governance capacity as secretary to a number of start-up companies. Since September, 2007, Mr. Crabb has been an independent real estate development consultant. Until September, 2007, Mr. Crabb was Secretary of Telkonet, until February, 2009, Mr. Crabb was Secretary of Microwave Systems, and until October, 2009, Mr. Crabb was Secretary of Geeks on Call.

H. James Magnuson, Director

Mr. Magnuson has served as a member of the Company’s Board of Directors since 2007. Mr. Magnuson resigned as the Company’s Vice President effective December 29, 2010 pursuant to the terms of the Merger Agreement. Since 1979, Mr. Magnuson has been an attorney engaged in the private practice of law in Coeur d’Alene, Idaho, and received his BS degree from the University of Idaho and his Juris Doctorate from Boston College.

Mossadaq Chughtai, Director

Mossadaq Chughtai is an accomplished business executive, CEO and owner of Zima Inc., which owns various commercial real estate projects throughout Washington DC, Maryland, Virginia and Pennsylvania in east coast. The Development arm of his company has been involved in development of a 2.4 million sq. ft. data center that will be one of the top five largest data centers in the world. As a member of United States Chamber of commerce in Washington DC, he has visited Pakistan as a member of a US business delegation. Mr. Chughtai has also served on the board of Islamic Saudi Academy, in 2009 and 2010, a prestigious private school owned by Government of Saudi Arabia based in Washington DC. Besides serving on the boards of several organizations including Pakistan American Business Council, Jinnah Foundation for Peace and Public Policy, Healing & Caring Foundation, he is also president of AMAA Muslim Cemetery in Stafford, VA, first ever and the largest Muslim Cemetery in USA which operates as a non-profit entity. Mr. Chughtai has made several appearances in international media including ABC, FOX News, CNN International, Press TV, Al Jazeera, GEO and AAJ TV. His interviews have been published in Washington Post, Business Recorder, Jang, Dawn, Nation, The World News, Pakistan Today as well as in various other publications. He has an executive degree in the field of AI (artificial intelligence) from MIT and has attended Murray College in Sialkot, Pakistan. Mr. Chughtai’s extensive career in global international business makes him uniquely qualified to serve as a director.

Troy A. Hering, CPA, Director

Troy Hering is an assertive senior financial and accounting executive in the professional services and high technology industries, with over 30 years of progressive experience in accounting, financial management and analysis, strategic planning, due diligence, mergers & acquisitions, budgeting, contract administration, team building and personnel management. He is committed to achieving strategic corporate goals and objectives through proactive team leadership and dedicated to serving clients and maximizing profitability by providing accurate, timely and effective financial expertise to the executive management team and operational team leaders. Mr. Hering is Certified Public Accountant, CPA, Licensed in the state of Virginia. He attended the Graduate Accounting Certificate Program at the University of Virginia and received a Bachelor of Science, Finance and Management, McIntire School of Commerce, University of Virginia. Mr. Hering is a Member of the Virginia Society of Certified Public Accountants and Northern Virginia Society of Certified Public Accountants. Mr. Hering’s training an extensive experience in these fields gives him the qualifications and skills to serve as a director.

Livian L. Jones, Director

Ms. Jones is a strong leader with over 25 years’ experience in construction and development with proven project management, operations, business development, and marketing skills. A collaborator and consensus builder with an extensive network throughout North and South Carolina. Ms. Jones has knowledge and oversight of managing commercial, retail, and residential development and construction. Ms. Jones holds a Bachelor of Science, Criminal Justice BSCJ, from Appalachian State University and a Master of Business Administration from the University of North Carolina, Wilmington. She is a North Carolina Licensed General Contractor and has completed DBE/ACDBE Training by The National DBE Training Institute. Ms. Jones serves on many boards including South State Bank Regional Board -Wilmington, NC (2015-Present), First Tee Board (2016- Present), Appalachian Foundation Board (2007- 2020). Ms. Jones’ experience in these fields and on these boards gives her the qualifications and skill to serve as a director.

Family Relationships

There are no family relationships among any of our executive officers and directors

Corporate Governance

Board of Directors and Board Committees

Our board of directors currently consists of six directors. Our amended and restated certificate of incorporation will provide that the number of directors on our board of directors shall be fixed exclusively by resolution adopted by our board of directors. We may apply to list our common stock on the NASDAQ Capital Market provided however there is no guarantee that we will be successful in these efforts. Under the rules of NASDAQ, “independent” directors must make up a majority of a listed company’s board of directors. In addition, applicable NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit and compensation committees be independent within the meaning of the applicable NASDAQ rules. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.

When considering whether directors have the experience, qualifications, attributes or skills, taken as a whole, to enable our board of directors to satisfy its oversight responsibilities effectively in light of our business and structure, the board of directors focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

Director Independence

Our board of directors undertook a review of the independence of our directors and considered whether any director has a relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that H. James Magnuson, Mossadaq Chughtai, Troy A. Hering CPA and Livian L Jones are each an “independent director,” as defined under the Nasdaq rules.

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Nevada law, and conducts its business through meetings of the board of directors and its standing committees. We will have a standing audit committee, nominating and corporate governance committee and compensation committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

●	approve and retain the independent auditors to conduct the annual audit of our financial statements;

●	review the proposed scope and results of the audit;

●	review and pre-approve audit and non-audit fees and services;

●	review accounting and financial controls with the independent auditors and our financial and accounting staff;

●	review and approve transactions between us and our directors, officers and affiliates;

●	establish procedures for complaints received by us regarding accounting matters;

●	oversee internal audit functions, if any; and

●	prepare the report of the audit committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

As of this filing, our audit committee consists of Troy Hering, James Magnuson and Mossadaq, with Mr. Hering serving as chair. Rule 10A-3 of the Exchange Act and the Nasdaq rules require that our audit committee have at least one independent member upon the listing of our common stock, have a majority of independent members within 90 days of the date of this prospectus and be composed entirely of independent members within one year of the date of this prospectus. Our board of directors has affirmatively determined that Mr. Hering meets the definition of “independent director” under the Nasdaq rules, that Mr. Hering meets the independence standards under Rule 10A-. Each member of our audit committee meets the financial literacy requirements of the Nasdaq rules. In addition, our board of directors has determined that Mr. Hering will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors will adopt a written charter for the audit committee, which will be available on our principal corporate website at www.kinrg.com substantially concurrently with the consummation of this offering. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

●	review and recommend the compensation arrangements for management, including the compensation for our president and chief executive officer;

●	establish and review general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administer our stock incentive plans; and

●	prepare the report of the compensation committee that the rules of the Securities and Exchange Commission require to be included in our annual meeting proxy statement.

As of this filing, our compensation committee consists of Mr. Magnuson, Mr. Hering and Ms. Jones with Mr. Magnuson serving as chair. Our board has determined that each member of the compensation committee are “non-employee directors” as defined in Section 16b-3 of the Exchange Act. Our board of directors will adopt a written charter for the compensation committee, which will be available on our principal corporate website at kinrg.com substantially concurrently with the consummation of this offering. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.

Nominating and Governance Committee

Our nominating and governance committee is responsible for, among other things:

●	identify and nominate members of the board of directors;

●	develop and recommend to the board of directors a set of corporate governance principles applicable to our company; and

●	oversee the evaluation of our board of directors.

As of this filing, our nominating and corporate governance committee will consist of H. James Magnuson, and Troy A. Hering, Livian L Jones and H. James Magnusonwith serving as chair. Our board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our principal corporate website at kinrg.com substantially concurrently with the consummation of this offering. The information on any of our websites is deemed not to be incorporated in this registration statement.

Compensation Committee Interlocks and Insider Participation

Except for Mr. Pickett and Mr. Sadle, none of our executive officers serves as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Item 6. Executive Compensation.

The following table and related footnotes show the compensation incurred and or paid during the fiscal years ended December 31, 2024 and 2023, to all individuals serving as the Company’s principal executive officer or acting in a similar capacity during the last completed fiscal year. No other executive officers received compensation in excess of $100,000 for such fiscal years.

Summary Compensation Table

Name and principal position	Year	Salary ($)		Bonus ($)	Stock awards ($)	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings ($)	All other Compensation ($)	Total ($)
Ronald W. Pickett,	2024	200,000	(2)	$—	$—	$—	$—	$—	200,000
Chief Executive Officer, Chairman and Principal Accounting officer (1)	2023	200,000	(2)	—	—	—	—	—	200,000

Stephen L. Sadle	2023	175,000	(4)	—	—	—	—	—	175,000
Chief Operating Officer (3)	2022	175,000	(4)	—	—	—	—	—	175,000

(1)	Appointed as Chief Executive Officer and Chairman effective December 29, 2010 pursuant to the terms of the Merger Agreement.
(2)	Amounts consist of $127,308 of accrued salary for Mr. Pickett for the years ended December 31, 2024.
(3)	Appointed as Chief Operating Officer effective December 29, 2010 pursuant to the terms of the Merger Agreement.
(4)	Amounts consist of $195,615 of accrued salary for Mr. Sadle for the years ended December 31, 2024.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

On December 29, 2010, pursuant to the Merger, Solar Wind Energy (f/k/a Clean Wind Energy) became a wholly-owned subsidiary of the Company. Solar Wind Energy (f/k/a Clean Wind Energy) has employment agreements with Ronald Pickett and Stephen Sadle its executive officers. Each of the employment agreements was effective January 1, 2014.

The Indemnification Agreements provide that the Company will indemnify the Company’s officers and directors, to the fullest extent permitted by law, relating to, resulting from or arising out of any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation by reason of the fact that such officer or director (i) is or was a director, officer, employee or agent of the Company or (ii) is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In addition, the Indemnification Agreements provide that the Company will make an advance payment of expenses to any officer or director who has entered into an Indemnification Agreement, in order to cover a claim relating to any fact or occurrence arising from or relating to events or occurrences specified in this paragraph, subject to receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized under this Agreement.

Director Compensation Table

The following table and related footnotes show the compensation incurred and or paid during the fiscal year ended December 31, 2024 to the Company’s directors for their service as directors.

Name	Fees earned or paid in cash ($)		Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Robert P. Crabb (1)	$		$	$0	$0	$0	$0	$
H. James Magnuson		$0	$	$0	$0	$0	$0	$
Arthur P. Dammarell	$		$	$0	$0	$0	$0	$
Mossadaq Chughtai		$0					$0		$0
Troy A. Hering CPA		$0					$0		$0
Livian L Jones		$0					$0		$0

Narrative to Summary Compensation Table and Director Compensation Table

During the year ended December 31, 2020, the Company provided no stock options, warrants, or stock appreciation rights. On December 29, 2010, pursuant to the Merger, KiNRG Global Solutions, Inc. (f/k/a Solar Wind Energy, Inc.) became a wholly-owned subsidiary of the Company. The Company has employment agreements with its officers as described below. The Company has accrued salaries for all its executives from inception through December 31, 2024 and the balance amounted to $ $322,923 at December 31, 2024.

No officer, other than Flip Wallen, President, or director has outstanding unexercised options, stock that has not vested, or equity incentive plan awards. The Company maintains no employee benefits plans.

Name	Position(s)	Term	Salary	Bonus	Severance
Ronald W. Pickett	Chief Executive Officer	1 year; renewable for 1 year on mutual consent *	$200,000	Board Discretionary	Twelve (12) months’ salary and benefits for termination without cause.
Stephen Sadle	Chief Operating Officer	1 year; renewable for 1 year on mutual consent *	$175,000	Board Discretionary	Twelve (12) months’ salary and benefits for termination without cause.
Robert P. Crabb	Secretary		$25,000		.

*	Terms to modify the 1 year contract extension by mutual consent have been agreed to by the Officers and Directors. Provisions for automatic salary increases based on specific events related to business development successes, rights for the officers to convert any accrued salary into Company notes, and rights to receive warrants to purchase Company stock at market plus 20% premium at the time of the grant while notes are outstanding will be incorporated in the new contracts. The parties have mutually agreed to a stock option plan, the specific terms to be negotiated as part of the final contract.

Equity Compensation Plan Information

The Company did not have an equity compensation plan outstanding as of December 31, 2024.

2021 Incentive Stock Plan

In February 2021, the Company adopted its 2021 Incentive Stock Plan. No stock option have been granted from the Plan.

General

The 2021 Incentive Plan was adopted by the Board of Directors. The Board of Directors has reserved 4,000,000 shares of Common Stock for issuance under the 2021 Incentive Plan. Under the Plan, options may be granted which are intended to qualify as Incentive Stock Options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986 (the “Code”) or which are not (“Non-ISOs”) intended to qualify as Incentive Stock Options thereunder. Other types of equity awards may also be granted under the Plan including but not limited to restricted stock, restricted stock units, and stock appreciation rights, which together with the ISO’s and Non-ISO’s are hereinafter collectively referred to as “Awards”.

The 2021 Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Purpose

The primary purpose of the 2021 Incentive Plan is to attract and retain the best available personnel for the Company in order to promote the success of the Company’s business and to facilitate the ownership of the Company’s stock by employees. In the event that the 2021 Incentive Plan is not adopted the Company, the Company may have considerable difficulty in attracting and retaining qualified personnel, officers, directors and consultants. As present, our board of directors has no immediate plans, arrangements or understandings to issue awards under the 2021 Incentive Plan.

Administration

The 2021 Incentive Plan is administered by the Board or by a committee of the Board that may be designated by the Board to administer the Plan, composed of not less than two members of the Board all of whom are disinterested persons, as contemplated by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All questions of interpretation of the 2021 Incentive Plan are determined by the Board or such Committee, and its decisions are final and binding upon all participants.

Eligibility

Under the 2021 Incentive Plan, equity grants may be granted to employees, officers, directors or consultants of the Company, as provided in the 2021 Incentive Plan.

Terms of Awards

The terms of Awards granted under the Plan shall be contained in an agreement between the participant and the Company and such terms shall be determined by the Board of Directors consistent with the provisions of the Plan. The terms of Awards may or not require a performance condition in order to vest the equity comprised in the relevant Award. The terms of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and the Company and such terms shall be determined by the Board of Directors consistent with the provisions of the Plan, including the following:

(a) PURCHASE PRICE. The purchase price of the Common Shares subject to each ISO shall not be less than the fair market value (as set forth in the 2021 Incentive Plan), or in the case of the grant of an ISO to a Principal Stockholder, not less that 110% of fair market value of such Common Shares at the time such Option is granted. The purchase price of the Common Shares subject to each Non-ISO shall be determined at the time such Option is granted, but in no case less than 100% of the fair market value of such Common Shares at the time such Option is granted.

(b) VESTING. The dates on which each Option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Committee, in its discretion, at the time such Option is granted.

(c) EXPIRATION. The expiration of each Option shall be fixed by the Committee, in its discretion, at the time such Option is granted; however, unless otherwise determined by the Committee at the time such Option is granted, an Option shall be exercisable for ten (10) years after the date on which it was granted (the “Grant Date”). Each Option shall be subject to earlier termination as expressly provided in the 2021 Incentive Plan or as determined by the Committee, in its discretion, at the time such Option is granted.

(d) TRANSFERABILITY. No Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Optionee only by him. No Option granted under the Plan shall be subject to execution, attachment or other process.

(e) OPTION ADJUSTMENTS. The aggregate number and class of shares as to which Options may be granted under the Plan, the number and class shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and all such Options, shall each be proportionately adjusted for any increase decrease in the number of issued Common Shares resulting from split-up spin-off or consolidation of shares or any like Capital adjustment or the payment of any stock dividend.

Except as otherwise provided in the 2021 Incentive Plan, any Option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company. However, the Optionee shall have the right immediately prior to any such transaction to exercise his Option in whole or in part notwithstanding any otherwise applicable vesting requirements.

(f) TERMINATION, MODIFICATION AND AMENDMENT. The 2021 Incentive Plan (but not Awards previously granted under the Plan) shall terminate ten (10) years from the earlier of the date of its adoption by the Board of Directors or the date on which the Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, and no Award shall be granted after termination of the Plan. Subject to certain restrictions, the Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Delaware.

The primary purpose of the 2021 Incentive Plan is to attract and retain the best available personnel for the Company in order to promote the success of the Company’s business and to facilitate the ownership of the Company’s stock by employees. In the event that the 2021 Incentive Plan is not adopted the Company, the Company may have considerable difficulty in attracting and retaining qualified personnel, officers, directors and consultants. As present, our board of directors has no immediate plans, arrangements or understandings to issue awards under the 2021 Incentive Plan.

Administration

The 2021 Incentive Plan is administered by the Board or by a committee of the Board that may be designated by the Board to administer the Plan, composed of not less than two members of the Board all of whom are disinterested persons, as contemplated by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All questions of interpretation of the 2021 Incentive Plan are determined by the Board or such Committee, and its decisions are final and binding upon all participants.

Eligibility

Under the 2021 Incentive Plan, equity grants may be granted to employees, officers, directors or consultants of the Company, as provided in the 2021 Incentive Plan.

Terms of Awards

The terms of Awards granted under the Plan shall be contained in an agreement between the participant and the Company and such terms shall be determined by the Board of Directors consistent with the provisions of the Plan. The terms of Awards may or not require a performance condition in order to vest the equity comprised in the relevant Award. The terms of each Option granted under the Plan shall be contained in a stock option agreement between the Optionee and the Company and such terms shall be determined by the Board of Directors consistent with the provisions of the Plan, including the following:

(a) PURCHASE PRICE. The purchase price of the Common Shares subject to each ISO shall not be less than the fair market value (as set forth in the 2021 Incentive Plan), or in the case of the grant of an ISO to a Principal Stockholder, not less than 110% of fair market value of such Common Shares at the time such Option is granted. The purchase price of the Common Shares subject to each Non-ISO shall be determined at the time such Option is granted, but in no case less than 100% of the fair market value of such Common Shares at the time such Option is granted.

(b) VESTING. The dates on which each Option (or portion thereof) shall be exercisable and the conditions precedent to such exercise, if any, shall be fixed by the Committee, in its discretion, at the time such Option is granted.

(c) EXPIRATION. The expiration of each Option shall be fixed by the Committee, in its discretion, at the time such Option is granted; however, unless otherwise determined by the Committee at the time such Option is granted, an Option shall be exercisable for ten (10) years after the date on which it was granted (the “Grant Date”). Each Option shall be subject to earlier termination as expressly provided in the 2021 Incentive Plan or as determined by the Committee, in its discretion, at the time such Option is granted.

(d) TRANSFERABILITY. No Option shall be transferable, except by will or the laws of descent and distribution, and any Option may be exercised during the lifetime of the Optionee only by him. No Option granted under the Plan shall be subject to execution, attachment or other process.

(e) OPTION ADJUSTMENTS. The aggregate number and class of shares as to which Options may be granted under the Plan, the number and class shares covered by each outstanding Option and the exercise price per share thereof (but not the total price), and all such Options, shall each be proportionately adjusted for any increase decrease in the number of issued Common Shares resulting from split-up spin-off or consolidation of shares or any like Capital adjustment or the payment of any stock dividend.

Except as otherwise provided in the 2021 Incentive Plan, any Option granted hereunder shall terminate in the event of a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation of the Company. However, the Optionee shall have the right immediately prior to any such transaction to exercise his Option in whole or in part notwithstanding any otherwise applicable vesting requirements.

(f) TERMINATION, MODIFICATION AND AMENDMENT. The 2021 Incentive Plan (but not Awards previously granted under the Plan) shall terminate ten (10) years from the earlier of the date of its adoption by the Board of Directors or the date on which the Plan is approved by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote thereon, and no Award shall be granted after termination of the Plan. Subject to certain restrictions, the Plan may at any time be terminated and from time to time be modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present, or represented, and entitled to vote at a meeting duly held in accordance with the applicable laws of the State of Delaware.

FEDERAL INCOME TAX ASPECTS OF THE 2021 INCENTIVE PLAN

THE FOLLOWING IS A BRIEF SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON THE PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE PURCHASE OF SHARES UNDER THE 2021 INCENTIVE PLAN. THIS SUMMARY DOES NOT PURPORT TO BE COMPLETE AND DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES TO TAXPAYERS WITH SPECIAL TAX STATUS. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE, AND DOES NOT DISCUSS ESTATE, GIFT OR OTHER TAX CONSEQUENCES OTHER THAN INCOME TAX CONSEQUENCES. THE COMPANY ADVISES EACH PARTICIPANT TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 2021 Incentive Plan AND FOR REFERENCE TO APPLICABLE PROVISIONS OF THE CODE.

Incentive Stock Options (ISO)

The recipient of an incentive stock option generally will not be taxed upon grant of the option. Federal income taxes are generally imposed only when the shares of common stock from exercised incentive stock options are disposed of, by sale or otherwise. The amount by which the fair market value of the common stock on the date of exercise exceeds the exercise price is, however, included in determining the option recipient’s liability for the alternative minimum tax. If the incentive stock option recipient does not sell or dispose of the shares of common stock until more than one year after the receipt of the shares and two years after the option was granted, then, upon sale or disposition of the shares, the difference between the exercise price and the market value of the shares of common stock as of the date of exercise will be treated as a capital gain, and not ordinary income. If a recipient fails to hold the shares for the minimum required time the recipient will recognize ordinary income in the year of disposition generally in an amount equal to any excess of the market value of the common stock on the date of exercise (or, if less, the amount realized or disposition of the shares) over the exercise price paid for the shares. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient, if any.

Nonstatutory Stock Options (Non-ISO)

The recipient of stock options not qualifying as incentive stock options generally will not be taxed upon the grant of the option. Federal income taxes are generally due from a recipient of nonstatutory stock options when the stock options are exercised. The excess of the fair market value of the common stock purchased on such date over the exercise price of the option is taxed as ordinary income. Thereafter, the tax basis for the acquired shares is equal to the amount paid for the shares plus the amount of ordinary income recognized by the recipient. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the option recipient by reason of the exercise of the option.

Other Awards

Recipients who receive restricted stock unit awards will generally recognize ordinary income when they receive shares upon settlement of the awards, in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted shares subject to a vesting requirement will generally recognize ordinary income at the time vesting occurs, in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted shares which are not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive performance shares will generally recognize ordinary income at the time of settlement, in an amount equal to the cash received, if any, and the fair market value of any shares received. We will generally be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient.

Restrictions on Resale

Certain officers and directors of the Company may be deemed to be “affiliates” of the Company as that term is defined under the Securities Act. The Common Stock acquired under the 2021 Incentive Plan by an affiliate may be reoffered or resold only pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act.

Item 7. Certain Relationships and Related Person Transactions.

Except as set forth below, since January 1, 2024, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or will be a party in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years; and in which any director, executive officer, other stockholders of more than 5% of the Company’s Common Stock or any member of their immediate family had or will have a direct or indirect material interest.

On December 28, 2022, the Company received a non-interest bearing loan in the amount of $250,000 from Flip Wallen, a related party and a shareholder of the Company. The Company imputed interest at a rate of 12% per annum. The amount of interest expense imputed on this loan and charged to operations was $30,082 during the year ended December 31, 2024 and $14,548 during the nine months ended September 30, 2025. No collateral was provided, and the terms were negotiated at arm’s length, which the Board determined were no less favorable than those that could be obtained from an unaffiliated third party. On June 30, 2025, the Company issued 250,000 shares of common stock of the $250,000 payable to Mr. Wallen based on a conversion price of $1.00 per share. The Board of Directors reviewed and approved this transaction in accordance with our related party transaction policy, determining that it was fair to the Company and in the best interests of our stockholders. No other transactions with related persons meeting the disclosure threshold occurred during the period.

Item 8. Legal Proceedings.

We are not currently involved in any legal proceedings, however, from time to time, we may become a party to various legal actions and complaints arising in the ordinary course of business. In addition to commitments and obligations in the ordinary course of business, we are subject to various claims, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. It is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies.

Item 9. Market Price Of, And Dividends On, The Registrant’s Common Equity And Related Stockholder Matters.

Our shares were quoted on the OTC Pink, under the symbol “SWET” until 2019, when the U.S. Securities and Exchange Commission (the “SEC”) suspended trading of our securities, since we failed to comply with certain reporting requirements outlined in the Securities Exchange Act of 1934. Subsequently, the SEC issued an Order that the registration of each class of the Company’s securities registered pursuant to Exchange Act Section 12 be revoked pursuant to Section 12(j) of the Exchange Act, effective October 9, 2019. Subsequent to the foregoing, our common stock is not listed, traded or quoted on any national stock exchange or on the OTC Markets.

We have filed this Registration Statement on Form 10/A with the Commission to satisfy the requirements related to reporting current and accurate information, in order to effectuate the registration of our common stock. It is our intention to upgrade our quotation to active status by causing this Form 10 to be made effective, and to allow our stock to resume trading and to be quoted on the OTC Pink or other platform maintained by OTC Markets Group, Inc.

Item 10. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold or issued by the Company within the past three years that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Except as stated below, no underwriters were involved in the transactions and no underwriting discounts or commissions were paid. The issuances described below were exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof as transactions not involving a public offering. The securities were issued to a limited number of persons who were either accredited investors, officers, directors, or related parties with knowledge of the Company’s business, and no general solicitation or advertising was used in connection with the issuances.

●	On August 21, 2023, the Company issued 500,000 shares of common stock sold for cash. The aggregate consideration received was $500,000 in cash.

●	On October 20, 2023, the Company issued 300,000 shares of common stock sold for cash. The aggregate consideration received was $300,000 in cash.

●	On December 11, 2023, the Company issued 150,000 shares of common stock sold for cash. The aggregate consideration received was $150,000 in cash.

●	On December 28, 2023, the Company issued 457,000 shares of common stock sold for cash. The aggregate consideration received was $457,000 in cash.

●	On December 28, 2023, the Company issued 250,000 shares of common stock upon conversion of note payable in the amount of $250,000, based on a conversion price of $1.00 per share.

●	On December 31, 2023, the Company issued 826,650 shares of common stock upon the conversion of Series AAAA Preferred Stock.

●	On December 28, 2023, the Company issued 495,990 shares of common stock upon the cashless exercise of common stock purchase warrants on a cashless basis.

●	On September 5, 2023, the Company issued 200,000 shares of common stock to the directors for the conversion of director fees.

●	On December 11, 2023, the Company issued 50,000 shares of common stock to the directors for the conversion of director fees.

●	On September 5, 2023, the Company issued 511,000 shares of common stock to the executive officers for the conversion of fees due to officers.

●	On July 23, 2024, the Company issued 500,000 shares of common stock sold for cash. The aggregate consideration received was $500,000 in cash.

●	On November 11, 2024, the Company issued 100,000 shares of common stock sold for cash. The aggregate consideration received was $100,000 in cash.

●	On March 31, 2025, the Company issued 60,000 shares of common stock sold for cash and warrants to purchase an additional 60,000 shares of common stock at an exercise price of $1.00 per share to certain accredited investors. The aggregate consideration received was $60,000 in cash.

●	In June 2025, the Company issued 190,000 shares of common stock and warrants to purchase an additional 190,000 shares of common stock at an exercise price of $1.00 per share to certain accredited investors. The aggregate consideration received was $190,000 in cash.

●	On June 30, 2025, the Company issued 150,000 shares of common stock to its directors in satisfaction of $150,000 in accrued director fees, based on a conversion price of $1.00 per share.

●	On June 30, 2025, the Company issued 250,000 shares of common stock to a related party in satisfaction of a note payable in the amount of $250,000, based on a conversion price of $1.00 per share.

●	On June 30, 2025, the Company issued 180,000 shares of common stock to its officers in satisfaction of $180,000 in accrued salaries, based on a conversion price of $1.00 per share.

●	On September 3, 2025, the Company issued 773,850 shares of common stock at a price of $1.00 per share to a shareholder.

●	On September 29, 2025, the Company issued 50,000 shares of common stock at a price of $1.00 per share to a shareholder.

●	On September 29, 2025, the Company issued 225,000 shares of common stock at a price of $1.00 per share to an investor.

●	On September 29, 2025, the Company issued 50,000 shares of common stock at a price of $1.00 per share to a shareholder.

●	On September 29, 2025, the Company issued 50,000 shares of common stock at a price of $1.00 per share to an investor.

●	On September 29, 2025, the Company issued 125,000 shares of common stock at a price of $1.00 per share to an investor.

●	On September 29, 2025, the Company issued 10,000 shares of common stock at a price of $1.00 per share to a shareholder.

●	On September 29, 2025, the Company issued 50,000 shares of common stock at a price of $1.00 per share to a shareholder.

●	On September 29, 2025, the Company issued 50,000 shares of common stock at a price of $1.00 per share to an investor.

●	On September 29, 2025, the Company issued 10,000 shares of common stock at a price of $1.00 per share to a shareholder.

●	On September 29, 2025, the Company issued 20,000 shares of common stock at a price of $1.00 per share to a shareholder.

●	On September 29, 2025, the Company issued 5,000 shares of common stock at a price of $1.00 per share to a shareholder.

●	On September 29, 2025, the Company issued 5,000 shares of common stock at a price of $1.00 per share to a shareholder.

●	On September 30, 2025, the Company issued 700,000 shares of common stock at a price of $1.00 per share to a board member.

●	On September 30, 2025, the Company issued 1,183,700 shares of common stock at a price of $1.00 per share to a board member.

Item 11. Description of Registrant’s Securities to be Registered.

The total number of shares of capital stock we are authorized to issue is 260,000,000 shares, of which (a) 250,000,000 are Common Stock, par value $0.0001 per share, and (b) 10,000,000 are Preferred Stock, stated value $0.0001 per share. As of January 20, 2026, 56,900,743 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. We are a Nevada corporation and our affairs are governed by our Articles of Incorporation and By-law. The following are summaries of material provisions of our Articles of Incorporation and By-law insofar as they relate to the material terms of our ordinary shares. Complete copies of our Articles of Incorporation and By-law are filed as exhibits to our public filings.

Preferred Stock

The authorized but unissued shares of Preferred Stock may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Board of Directors, in its sole discretion, has the power to determine the relative powers, preferences, and rights of each series of Preferred Stock.

Common Stock

Voting Rights

All of the shares of Common Stock have equal voting rights and power without restriction in preference. Each stockholder, on each matter submitted to a vote at a meeting of stockholders, has one vote for each share registered in the stockholder’s name on the books of our company. A quorum at any annual or special meeting of stockholders consists of stockholders representing, either in person or by proxy, a majority of the outstanding shares of our company, entitled to vote at such meeting. The votes of a majority in interest of those present at any properly called meeting or adjourned meeting of stockholders at which a quorum is presented, is sufficient to transact business.

Dividend rights

The Board of Directors may, from time to time, declare and we may pay dividends on its outstanding shares of Common Stock in cash, property, or its own shares, except when we are insolvent or when the payment thereof would render us insolvent or when the declaration or payment thereof would be contrary to any restrictions contained in the Company’s governing documents or applicable law. We have never paid, and have no plans to pay, any dividends on its shares of Common Stock.

Election of Directors

Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

The common stock is not redeemable or convertible.

Preemptive Rights

The stockholders of our company do not have a preemptive right to acquire our unissued shares.

Right to Amend Bylaws

The Bylaws of our company may be altered, amended or repealed by the affirmative vote of a majority of the voting stock issued and outstanding at any regular or special meeting of the stockholders. The Board of Directors has the power to make, alter, amend and repeal the Bylaws of our company. However, any such Bylaws, or any alteration, amendment or repeal of the Bylaws, may be changed or repealed by the holders of a majority of the stock entitled to vote at any stockholders’ meeting.

Anti-Takeover Provisions

As a Nevada corporation, we are subject to the Nevada Control Share Acquisition Statute (Nevada Revised Statutes Sections 78.378 to 78.3793). This statute could have the effect of delaying or preventing a change in control of our company under certain circumstances.

Other

As a Nevada corporation, shares of our Common Stock are subject to all applicable provisions of Nevada law.

Item 12. Indemnification of Directors and Officers.

Our articles of incorporation provide that the Company shall indemnify its officers, directors, employees and agents to the full extent permitted by the laws of Nevada. Our bylaws provide that the Company shall indemnify its directors and officers to the fullest extent not prohibited by the Nevada law. In addition, the Company shall have power to indemnify its employees and other agents as set forth under Nevada law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data.

The financial statements required to be included in this registration statement appear immediately following the signature page to this registration statement beginning on page F-1.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Company and its independent accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

The information required by this item is contained under the section of the information statement entitled “Index to Financial Statements” (and the financial statements referenced therein). That section is incorporated herein by reference.

(b) Exhibits

The following documents are filed as exhibits hereto:

Exhibit Number	Exhibit Description
2.1	Agreement and Plan of Merger, dated as of December 29, 2010, by and among Superior Silver Mines, Inc., Superior Silver Mines Acquisition Corp., and Clean Wind Energy, Inc. (1)
2.2	Plan of Domestication of Superior Silver Mines, Inc., dated December 21, 2010 (1)
2.3	Nevada Articles of Domestication of Superior Silver Mines, Inc., dated December 27, 2010 (1)
2.4	Idaho Statement of Domestication of Superior Silver Mines, Inc., dated December 22, 2010 (1)
3.1	Articles of Incorporation of Superior Silver Mines, Inc. (1)
3.2	Amended By-Laws (1)
3.3	Articles of Merger by and between Clean Wind Energy Tower, Inc. and Superior Silver Mines, Inc. (1)
3.4	Certificate of Correction dated December 28, 2010 (1)
3.5	Articles of Merger by and between Solar Wind Energy Tower Inc. and Clean Wind Energy Tower Inc. dated February 19, 2013 (1)
3.6	Certificate of Change dated April 2, 2014 (1)
3.7	Certificate of Change dated January 20, 2015 (1)
3.8	Certificate of Designation – Series A Preferred Stock (1)
3.9	Certificate of Amendment dated June 5, 2015 (1)
3.10	Certificate of Change dated September 14, 2015 (1)
3.11	Certificate of Designation - Series AA Preferred Stock (1)
3.12	Certificate of Amendment dated December 24, 2020 (1)
3.13	Certificate of Amendment dated December 28, 2020 (1)
3.14	Certificate of Designation Series AAA Preferred Stock (1)
3.15	Certificate of Amendment to Certificate of Designation Series AAA Preferred Stock dated April 19, 2021 (1)
3.16	Certificate of Designation Series AAAA Preferred Stock (1)
3.17	Certificate of Amendment to Certificate of Designation Series AAA Preferred Stock dated December 15, 2021 (1)
3.18	Certificate of Amendment to Certificate of Designation Series AAA Preferred Stock dated December 17, 2021 (1)
3.19	Certificate of Amendment to Certificate of Designation Series AAAA Preferred Stock dated May 23, 2022 (1)
3.20	Certificate of Amendment to Certificate of Designation Series AAAA Preferred Stock dated January 23, 2023 (1)
3.21	Certificate of Amendment to Certificate of Designation Series AAAA Preferred Stock dated January 26, 2023 (1)
4.1	KiNRG, Inc. 2021 Incentive Stock Plan (1)
10.1	Executive Employment Agreement between Solar Wind Energy, Inc., Solar Wind Energy Tower, inc. and Ronald Pickett effective January 1, 2024 (1)
10.2	Executive Employment Agreement between Solar Wind Energy, Inc., Solar Wind Energy Tower, inc. and Stephen Sadle effective January 1, 2024 (1)

(1)	Incorporated by reference to the Form 10 Registration Statement filed with the Securities and Exchange Commission on December 3, 2025.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KiNRG, Inc.

Date: January 23, 2026	/s/ Ronald W. Pickett
Ronald W. Pickett, Chief Executive Officer

KiNRG, INC.
INDEX TO THE FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of KiNRG, Inc. and subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of KiNRG, Inc. and subsidiary (the Company) as of December 31, 2024 and 2023 and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the two years period then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its consolidated operations and its cash flows for each of the years in the two year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the accompanying consolidated financial statements, the Company has not yet generated any significant revenue, has incurred recurring losses from operations, generated negative cash flows from operating activities and had an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans in regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern

As discussed in Note 3, the Company has not yet generated any significant revenue, has incurred recurring losses from operations, generated negative cash flows from operating activities and had an accumulated deficit that raises substantial doubt about the Company’s ability to continue as a going concern.

We evaluated the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2022.

The Woodlands, Texas

June 30, 2025

KiNRG, Inc.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash	$23,099	$317,271
Prepaid expenses	12,126	—
Current assets - discontinued operations	3,909	7,185
Total current assets	39,134	324,456

Right of use asset, operating lease	8,525	8,287
Total assets	$47,659	$332,743

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	18,780	—
Accrued liabilities - related parties	100,000	—
Accrued payroll	476,981	293,465
Accrued interest	121,883	109,883
Lease liabilities - operating lease	8,525	8,287
Loans payable - related party	250,000	250,000
Notes payable	80,000	80,000
Other liabilities	11,511	11,511
Current liabilities - discontinued operations	31,265	48,107
Total current liabilities	1,098,945	801,253

Total liabilities	1,098,945	801,253

Commitments and Contingencies	—	—

Stockholders’ equity (deficit)
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized, 5,424,700 shares undesignated	—	—
Series A Convertible Preferred stock, par value $0.0001 per share, 500,000 shares designated, 0 shares issued and outstanding at December 31, 2024 and 2023	—	—
Series AA Convertible Preferred stock, par value $0.0001 per share, 3,000,000 shares designated, 0 shares issued and outstanding at December 31, 2024 and 2023	—	—
Series AAA Convertible Preferred stock, $0.0001 per share, 70,000 shares designated, 0 shares issued and outstanding at December 31, 2024 and 2023	—	—
Series AAAA Convertible Preferred stock, $0.0001 per share, 1,005,300 shares designated, 0 shares issued and outstanding at December 31, 2024 and 2023	—	—
Common stock, par value $0.0001, 250,000,000 shares authorized, 51,538,193 and 50,938,193 shares issued and outstanding at December 31, 2024 and 2023, respectively	5,154	5,094
Common stock to be issued, 2,657,550 shares at December 31, 2024 and 2023	265	265
Additional paid-in capital	25,607,397	24,838,202
Accumulated deficit	(26,312,700)	(24,980,758)
Stockholders’ deficit attributable to KiNRG, Inc.	(699,884)	(137,197)
Non-controlling interest	(351,402)	(331,313)
Total stockholders’ deficit	(1,051,286)	(468,510)

Total liabilities and stockholders’ equity	$47,659	$332,743

See the accompanying notes to the consolidated financial statements.

KiNRG, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2024	2023
Operating expenses:
Selling, general, and administrative expenses	$1,205,354	$1,075,075
Total operating expenses	1,205,354	1,075,075

Operating loss	(1,205,354)	(1,075,075)

Other expenses:
Impairment of deposit	—	(200,000)
Interest expense	(42,082)	(51,781)
Total other expenses	(42,082)	(251,781)

Loss before provision for income taxes	(1,247,436)	(1,326,856)

Provision for income taxes	—	—

Net loss from continuing operations	(1,247,436)	(1,326,856)

Net loss from discontinued operations	(104,595)	(717,779)

Consolidated net loss	$(1,352,031)	$(2,044,635)

Less: Net loss attributable to non-controlling interest	(20,089)	(125,741)

Net loss attributable to KiNRG	$(1,331,942)	$(1,918,894)

Net loss per common share from continuing operations, basic and diluted	$(0.024)	$(0.025)
Net loss per common share from discontinued operations, basic and diluted	$(0.002)	$(0.015)
Net loss per common share, basic and diluted	$(0.026)	$(0.040)

Weighted-average number of common shares outstanding, basic and diluted	51,190,679	47,664,479

See the accompanying notes to the consolidated financial statements.

KiNRG, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	Series A		Series AA		Series AAA		Series AAAA				Common Stock To		Additional		Non-
	Preferred		referred		Preferred		Preferred		Common Stock		Be Issued		Paid-in	Accumulated	controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total
Balance, December 31, 2022	—	$—	—	$—	70,000	$7	1,005,300	$100	47,197,553	$4,719	—	$—	$22,163,746	$(23,061,864)	$(205,572)	$(1,098,864)

Vesting of compensatory warrants	—	—	—	—	—	—	—	—	—	—	—	—	153,578	—	—	153,578

Common stock sold for cash	—	—	—	—	—	—	—	—	1,407,000	141			1,406,859	—	—	1,407,000

Common stock issued for conversion of note payable	—	—	—	—	—	—	—	—	250,000	25	—	—	249,975	—	—	250,000

Common stock issued for conversion of Series AAAA Pref	—	—	—	—	—	—	(413,450)	(41)	826,650	83	—	—	(42)	—	—	—

Common stock issued for cashless exercise of warrants	—	—	—	—	—	—	—	—	495,990	50	—	—	(50)	—	—	—

Common stock issued to directors for conversion of fees	—	—	—	—	—	—	—	—	250,000	25	—	—	249,975	—	—	250,000

Common stock issued to officers for conversion of salaries	—	—	—	—	—	—	—	—	511,000	51	—	—	510,949	—	—	511,000

Common stock to be issued for cashless exercise of warrants	—	—	—	—	—	—	—	—	—	—	710,220	71	(71)	—	—	—

Common stock to be issued for conversion of AAA Preferred	—	—	—	—	(70,000)	(7)	—	—	—	—	700,000	70	(63)	—	—	—

Common stock to be issued for conversion of AAAA Preferred	—	—	—	—	—	—	(591,850)	(59)	—	—	1,183,700	118	(59)	—	—	—

Common stock to be issued for services	—	—	—	—	—	—	—	—	—	—	63,630	6	63,624			63,630

Imputed interest on related party loans	—	—	—	—	—	—	—	—	—	—	—	—	39,781			39,781

Net loss for the twelve months ended December 31, 2023	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,918,894)	(125,741)	(2,044,635)

Balance, December 31, 2023	—	$—	—	$—	—	$—	—	$—	50,938,193	$5,094	2,657,550	$265	$24,838,202	$(24,980,758)	$(331,313)	$(468,510)

Vesting of compensatory warrants													139,173			139,173

Common stock sold for cash	—	—	—	—	—	—	—	—	600,000	60		—	599,940	—	—	600,000

Imputed interest on related party loans	—	—	—	—	—	—	—	—	—	—	—	—	30,082	—		30,082

Net loss for the twelve months ended December 31, 2024	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,331,942)	(20,089)	(1,352,031)

Balance, December 31, 2024	—	$—	—	$—	—	$—	—	$—	51,538,193	$5,154	2,657,550	$265	$25,607,397	$(26,312,700)	$(351,402)	$(1,051,286)

See the accompanying notes to the consolidated financial statements.

KiNRG, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
CASH FLOWS FROM OPERATING ACTIVITIES	2024	2023
Net loss	$(1,352,031)	$(2,044,635)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	139,173	217,208
Impairment of long-term deposit	—	200,000
Imputed interest on loans payable	30,082	39,781
Changes in current assets and liabilities:
Prepaid assets	(12,126)	—
Right-of-use asset	9,892	9,611
Accounts payable	18,781	(18,633)
Accrued liabilities – related parties	100,000	—
Accrued interest	12,000	12,000
Accrued payroll	183,516	432,133
Other liabilities	(16,842)	6,670
Operating lease liability	(9,892)	(9,611)
Net cash used in operating activities	(897,448)	(1,155,476)

CASH FLOWS FROM INVESTING ACTIVITIES
None	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	600,000	1,407,000
Net cash provided by financing activities	600,000	1,407,000

Net increase (decrease) in cash and cash equivalents	(297,448)	251,524

Cash and cash equivalents at beginning of period	324,456	72,932

Cash and cash equivalents at end of period	$27,008	$324,456

Cash and cash equivalents at end of period - continuing operations	$23,099	$317,271
Cash and cash equivalents at end of period - discontinued operations	$3,909	$7,185

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$—	$—
Income taxes paid	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Establish right-of-use asset and liability	$10,130	$9,847
Common stock issued for conversion of loan payable	$—	$250,000
Common stock issued for conversion of Series AAAA Preferred Stock	$—	$83
Common stock issued for cashless exercise of warrants	$—	$50
Common stock issued to directors for conversion of fees	$—	$250,000
Common stock issued to officers for conversion of salaries	$—	$511,000
Common stock to be issued for cashless exercise of warrants	$—	$71
Common stock to be issued for conversion of AAA Preferred Stock	$—	$63
Common stock to be issued for conversion of AAAA Preferred Stock	$—	$59

See the accompanying notes to the consolidated financial statements.

KiNRG, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2024 and 2023

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

KiNRG, Inc. is a green energy company. Our core objective and focus is to become a leading provider of clean efficient green energy to the world communities at a reasonable cost without the destructive residuals of fossil fuel, while continuing to generate innovative technological solutions for today and tomorrow’s electrical power needs. KiNRG has, designed, engineered, developed and is preparing to construct large “Downdraft Energy Towers” that use benevolent, non-toxic natural elements to generate electricity economically by integrating and synthesizing numerous proven as well as emerging technologies. In addition to constructing Downdraft Energy Towers in the United States and abroad, the Company intends to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for electricity. We have assembled a team of experienced business professionals, engineering, and scientific consultants with the proven ability to bring the idea to market. KiNRG has filed and been issued patents. KiNRG is based in Annapolis, MD.

Basis of Presentation

The accompanying consolidated financial statements present on a consolidated basis the accounts of the Company and subsidiaries. The Company presents noncontrolling interest within the equity section of its consolidated balance sheets and the amount of consolidated net income (loss) that is attributable to the Company and to the noncontrolling interest in its consolidated statement of operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

Discontinued Operations

Pursuant to the guidance of Accounts Standards Codification (“ASC”) 205-20, Presentation of Financial Statements – Discontinued Operations, the accounts of our discontinued entity Arizona Green Power (“AGP”) have been included in “Net loss from discontinued operations” in our consolidated statements of operations until such time as the entity is sold. Additionally, the assets and liabilities of this entity have been presented as discontinued operations in our consolidated balance sheets. The Company expects to complete the sale of AGP in the first quarter of 2025. See Note 2.

Reclassifications

Certain amounts presented in the financial statements of the prior period have been reclassified to conform with the current period presentation of discontinued operations. See Note 2.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by paragraph 820-10-35-37 of the FASB Accounting Standards Codification are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Our short-term financial instruments, including cash, other assets, and accounts payable and accrued expenses consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of our notes and advances payable is based on management estimates and reasonably approximates their book value based on their current maturity.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability and useful lives of long-lived assets, the fair value of the Company’s stock, stock-based compensation, and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Topic ASC 360, “Property, Plant and Equipment”. Recoverability is measured by comparison of the carrying amount to the future net cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the asset using a discount rate determined by management to be commensurate with the risk inherent to our current business model. During the year ended December 31, 2023, the Company determined that a long-term deposit on land in the amount of $200,000 was unlikely to be recovered, and recorded an impairment on this asset in the amount of $200,000.

Net Loss per Common Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Basic net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock. Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. There is no effect on diluted loss per share since the common stock equivalents are anti-dilutive. Dilutive common stock equivalents consist of shares issuable but not yet issued by the Company’s transfer agent, shares issuable upon conversion of convertible preferred stock, and shares issuable upon the exercise of warrants. Fully diluted shares as of December 31, 2024 and 2023 were 55,335,743 and 54,735,743, respectively.

Revenue Recognition

The Company has generated no revenues to date. It is the Company’s policy that revenue from product sales or services will be recognized in accordance with Financial Accounting Standards Board “FASB” Accounting Standards Codification “ASC” 606. A five-step analysis must be met as outlined in Topic 606: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when (or as) performance obligations are satisfied. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Stock Based Compensation

We recognize the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation cost for stock options are estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model. Share-based compensation arrangements may include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

The Company adopted the provisions of Accounting Standards Codification (“ASC”) Topic 740-10, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements as of December 31, 2024 and 2023. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the consolidated statements of operations.

Advertising costs

All costs associated with advertising and promotion are expensed as incurred. Total recognized advertising and promotion expenses were $0 and $31,926 for the years ended December 31, 2024 and 2023, respectively.

Research and development

In accordance with ASC 730, “Research and Development”, the Company expenses all research and development costs as incurred. The Company had incurred $0 of research and development costs for the years ended December 31, 2024 and 2023. The company expects the research and development costs to increase in the future as it continues to invest in the infrastructure that is critical to achieve our business goals and objectives.

Cash and cash equivalents

For purposes of the statement of cash flows, cash and cash equivalents includes demand deposits, saving accounts and money market accounts. The Company considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash and cash equivalents. As of December 31, 2024 and 2023, the Company did not have cash in excess of the $250,000 FDIC insured amount.

Related parties

The Company follows the ASC 850-10 Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and contingencies

The Company follows the ASC 450-20, Commitments to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Recently Issued Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This ASU requires measurement and recognition of expected credit losses for financial assets. ASU 2016-13 also requires new disclosures for financial assets measured at amortized cost, loans and available-for-sale debt securities. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. This guidance became effective for us on January 1, 2023. Adoption of this guidance did not have a material effect on our financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amended guidance requires incremental reportable segment disclosures, primarily about significant segment expenses. The amendments also require entities with a single reportable segment to provide all disclosures required by these amendments, and all existing segment disclosures. The amendments will be applied retrospectively to all prior periods presented in the financial statements and is effective for fiscal years beginning after December 15, 2023, and interim periods in fiscal years beginning after December 15, 2024, with early adoption permitted. We adopted this guidance on January 1, 2024 and have included it in our annual disclosures; however, it did not impact our financial condition, results of operations, or cash flows. For additional information, see “Note 15—Segment Information.”

Accounting Standards Issued, Not Adopted

In November 2024, the FASB issued Accounting Standard Update No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). This standard requires additional disclosures over certain expenses, including purchases of inventory, employee compensation, depreciation, intangible asset amortization, and other specific expense categories. This standard also requires disclosure of the total amount of selling expenses and the Company’s definition of selling expenses. This update is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. We are evaluating the impact this update will have on our annual disclosures; however, we do not anticipate a material impact to our financial condition, results of operations, or cash flows.

NOTE 2: DISCONTINUED OPERATIONS

From November 17, 2015 through December 31, 2023, through its subsidiary Arizona Green Power (“AGP”), the Company had entered into an agreement (the “Land Option Agreement”), and a series of amendments to said agreement, to purchase land in Arizona. The Land Option Agreement expired in March 2024. With the expiration of the Land Option Agreement, the Company has made the strategic decision to divest itself from AGP.

The following information presents the major classes of line item of assets and liabilities included as part of discontinued operations in the consolidated balance sheets:

	December 31,	December 31,
	2024	2023
Current assets - discontinued operations:
Cash	$3,909	$7,185
Total current assets - discontinued operations	$3,909	$7,185

Current liabilities - discontinued operations:
Other liabilities	31,265	48,107
Total current liabilities - discontinued operations	$31,265	$48,107

The following information presents the major classes of line items constituting the after-tax loss from discontinued operations in the consolidated statements of operations:

	Twelve Months Ended
	December 31,	December 31,
	2024	2023

Selling, general, and administrative expenses	104,595	717,779

Loss from discontinued operations, net of tax	$104,595	$717,779

The following information presents the significant operating cash flow activities in the consolidated statements of cash flows relating to discontinued operations:

	Twelve Months Ended
	December 31,	December 31,
	2024	2023
Operating activities of discontinued operations
Net loss from discontinued operations	$(104,595)	$(717,779)

Changes in current assets and liabilities:
Other liabilities	(16,844)	6,670

NOTE 3: GOING CONCERN

For the years ended December 31, 2024 and 2023, the Company incurred a net loss from continuing operations of $1,247,436 and $1,326,856, respectively, and has an accumulated deficit of $26,312,700 as of December 31, 2024. At December 31, 2024, we have a working capital deficit of $1,059,811, compared to $476,797 at December 31, 2023.

The Company has been dependent on raising capital through debt and equity financings to meet its needs for cash used in operating and investing activities. During 2024, the Company received proceeds of $600,000 from the sale of common stock. Until the Company can generate positive cash from operations, it will need to raise additional funding to meet its liquidity needs and to execute its business strategy. As in the past, the Company will seek debt and/or equity financing, which may not be available on reasonable terms, if at all.

The Company’s audited consolidated financial statements for the year ended December 31, 2024 and 2023 were prepared under the assumption that it would continue operations as a going concern. However, the report of the Company’s independent registered public accounting firm that accompanies the Company’s consolidated financial statements for the year ended December 31, 2023 contains a qualification in which such firm expressed substantial doubt about the Company’s ability to continue as a going concern.

NOTE 4: RIGHT-OF-USE ASSETS AND LEASE LIABILITIES – OPERATING LEASES

The Company has operating leases for offices. The Company adopted Topic 842, using the modified-retrospective approach as discussed in Note 3, and as a result, recognized a right-of-use asset and a lease liability. The Company uses a 12% rate to determine the present value of the lease payments. The Company’s leases have remaining lease terms of less than 1 year.

The Company’s lease expense was entirely comprised of operating leases. Lease expense for the years ended December 31, 2024 and 2023 amounted to $10,550 and $10,250, respectively.

The Company’s ROU asset amortization for the years ended December 31, 2024 and 2023 was $9,893 and $9,611, respectively. The difference between the lease expense and the associated ROU asset amortization consists of interest.

Right of use assets – operating leases are summarized below:

	December 31, 2024	December 31, 2023
Office	$8,525	$8,287
Right of use assets, net	$8,525	$8,287

Operating lease liabilities are summarized below:

	December 31, 2024	December 31, 2023
Office	$8,525	$8,287
Lease liability	8,525	8,287
Less: current portion	(8,525)	(8,287)
Lease liability, non-current	$—	$—

Maturity analysis under these lease agreements are as follows:

For the year ended December 31, 2025	$9,000
Less: Present value discount	(475)
Lease liability	$8,525

NOTE 5: DEPOSITS

Long-term deposits consisted of a $200,000 deposit to acquire approximately 640 acres of land in Yuma County, Arizona originally priced at $46,500 per acre (the “Land Option Agreement”). The Company had entered into a series of amendments to the Land Option Agreement from November 17, 2015 through December 31, 2023. This deposit was determined to be unrecoverable, and an impairment in the amount of $200,000 was recorded during the year ended December 31, 2023.

On July 1, 2022, the Company entered into a ninth amendment to the Amended Land Option Agreement (the “Ninth Amendment”) whereby the Company extended the term of the agreement through December 31, 2022 with the payment of non-refundable option fees in the amount of $12,500 per month, in advance; through June 30, 2023 with the payment of a $500,000 extension fee by December 30, 2022 (the “December 2022 Extension Payment”); and through December 31, 2023 with the payment of a $500,000 extension fee by June 30, 2023 (the “June 2023 Extension Payment). The December 2022 Extension Payment and June 20203 Extension Payment are non-refundable but will be applicable to the purchase price if and when the option agreement is exercised. The Land Option Agreement was deemed extended through June 2022 with the execution of the Ninth Amendment. The Company extended the term through August 2022 with a payment in the amount of $12,500 on July 22, 2022, through September 2022 with a payment in the amount of $12,500 on August 29, 2022, through October 2022 with a payment in the amount of $12,500 on September 27, 2022, through November 2022 with a payment in the amount of $12,500 on October 28, 2022, through December 2022 with a payment in the amount of $12,500 on November 29, 2022, through June 2023 with a payment in the amount of $500,000 on December 28, 2022; and through December 2023 with payments of $250,000 on June 30, 2023 and September 30, 2023. Pursuant to the Ninth Amendment, the purchase price of the Property was increased to $55,000 per acre if the sale closed before June 30, 2023, or $62,500 per acre thereafter.

On July 1, 2023, the Company entered into the tenth amendment to the Amended Land Option Agreement (the “Tenth Amendment”). Pursuant to the Tenth Amendment, the purchase price of the Property was increased to $58,750 per acre if the sale closed before September 30, 2023, or $62,500 per acre thereafter.

On September 26, 2023, the Company entered into the eleventh amendment to the Amended Land Option Agreement (the “Eleventh Amendment”). Pursuant to the Eleventh Amendment, the purchase price of the Property was changed to $58,750 per acre if the sale closed before October 31, 2023; $61,250 per acre if the sale closed between November 1, 2023 and November 30, 2023, and $62,500 per acre if the sale closed between December 1, 2023 and December 31, 2023.

On December 28, 2023, the Company entered into the twelfth amendment to the Amended Land Option Agreement (the “Twelfth Amendment”). Pursuant to the Twelfth Amendment, the Company extended the term of the agreement to February 29, 2024, with a payment in the amount of $150,000 on December 31, 2023. The Twelfth Amendment also established the purchase price of the Property to be $62,500 per acre. In addition, pursuant to the Twelfth Amendment, if the Company does not close on the purchase of the Property on or before February 29, 2024, the Company will have no further rights to acquire the property and the Option Agreement will terminate. The Company has in place a verbal agreement with the land owner to extend the terms of the agreement should we conclude a closing commitment. There is no assurance that the Company will be successful in concluding a satisfactory closing commitment.

During the years ended December 31, 2024 and 2023, the Company charged to operations the amount of $0 and $650,000, respectively, in connection with the Land Option Agreement.

On December 31, 2023, the Company recorded an impairment of the deposit on the land in the amount of $200,000. The Land Option Agreement expired on March 1, 2024.

NOTE 6: ACCRUED LIABILITIES - RELATED PARTIES

Accrued liabilities and expenses as of December 31, 2024 and 2023 consist of the following:

	December 31, 2024	December 31, 2023
Board of Director fees	$100,000	$—
Total	$100,000	$—

During the year ended December 31, 2024, the Company accrued fees due to the Board of Directors in the amount of $100,000. During the year ended December 31, 2023, the Company accrued fees due to the Board of Directors in the amount of $100,000 and converted accrued fees due to the Board of Directors in the amount of $250,000 into 250,000 shares of the Company’s common stock. There was no gain or loss recorded on this transaction as the conversion occurred at the fair value price of $1.00 per share.

NOTE 7: ACCRUED PAYROLL

Accrued payroll as of December 31, 2024 and 2023 consist of the following:

	December 31, 2024	December 31, 2023
Accrued payroll	$463,274	$292,158
Accrued payroll taxes	13,707	1,307
Total	$476,981	$293,465

The Company disputes the amount of $67,850 which is included in accrued payroll at December 31, 2024 and 2023. This amount was recorded during the period ended December 31, 2014 as due to its then CFO. The Company does not believe it has any liability to this individual.

Activity during the year ended December 31, 2024

The Company accrued salaries in the amount of $435,000 and made payments of $263,885. The Company accrued payroll taxes in the amount of $103,598 and made payments of $91,198.

Activity during the year ended December 31, 2023

The Company accrued salaries in the amount of $435,000, made payments of accrued salaries in the amount of $93,538, and converted accrued salaries due to officers in the amount of $511,000 into 511,000 shares of the Company’s common stock. There was no gain or loss recorded on this transaction as the conversion occurred at the fair value price of $1.00 per share.

The Company accrued payroll taxes in the amount of $33,208 and made payments of $37,351.

NOTE 8: NOTES PAYABLE IN DEFAULT

Notes payable as of December 31, 2024 and 2023 consist of the following:

	December 31, 2024	December 31, 2023
Note payable issued April 7, 2014	$80,000	$80,000
Total	80,000	80,000
Less current portion	(80,000)	(80,000)
Long term portion	$—	$—

On April 7, 2014, Arizona Green Power, LLC, a majority owned subsidiary of the Company, issued a note payable for $80,000 with interest at 10% per annum with a 15% default rate of interest, due at maturity of April 6, 2016. In connection with the issuance of the note, the Company granted i) a 1.33% ownership interest in Arizona Green Power, LLC and ii) a warrant to purchase 4,800 shares of the Company’s common stock exercisable at $2.00 per share. This warrant expired on March 7, 2016. During each of the years ended December 31, 2024 and 2023, the Company accrued interest in the amount of $12,000 on this note. As of December 31, 2024, the amount of principal and accrued interest due on this note is $80,000 and $121,883, respectively. As of December 31, 2023, the amount of principal and accrued interest due on this note is $80,000 and $109,883, respectively. This note is in default as of the filing date.

NOTE 9: LOANS PAYABLE – RELATED PARTIES

On December 28, 2022, the Company received a non-interest bearing loan in the amount of $250,000 from a related party (“2022 Loan 1”). The Company imputed interest at a rate of 12% per annum, and charged interest expense in the amount of $30,082 and $20,000 to additional paid-in capital pursuant to 2022 Loan 1 during the years ended December 31, 2024 and 2023, respectively. Principal in the amount of $250,000 is due under 2022 Loan 1 at December 31, 2024 and 2023, respectively.

On December 28, 2022, the Company received a non-interest bearing loan in the amount of $250,000 from a related party (“2022 Loan 2”). The Company imputed interest at a rate of 8% per annum, and charged interest expense in the amount of $0 and $19,781 to additional paid-in capital pursuant to 2022 Loan 2 during the years ended December 31, 2024 and 2023, respectively. On December 28, 2023, principal in the amount of $250,000 due under 2022 Loan 2 was converted to 250,000 shares of common stock of the Company at a price of $1.00 per share. There was no gain or loss recorded on this transaction as the conversion occurred at the fair value of the common stock. Principal in the amount of $0 is due under 2022 Loan 1 at December 31, 2024 and 2023, respectively.

NOTE 10: COMMITMENTS AND CONTINGENCIES

Lease Obligations

The Company leases an office at 1213 Culbreth Drive, Suite 103, Wilmington, North Carolina 28405, on an annual lease. Rental expenses charged to operations for the years ended December 31, 2024 and 2023 were $10,550 and $10,250, respectively.

Employment and Consulting Agreements

The Company has employment agreements with certain of its key employees which include non-disclosure and confidentiality provisions for protection of the Company’s proprietary information.

The Company has consulting agreements with outside contractors to provide marketing and financial advisory services. The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or Consultant terminates such engagement by written notice.

On December 29, 2010, pursuant to the Merger, Solar Wind Energy, Inc. became a wholly-owned subsidiary of the Company. Solar Wind has employment agreements with its executive officers. Each of the employment agreements was entered into on September 22, 2010 and amended on November 22, 2010. On March 30, 2023, the Board of Directors approved the contracts of its President and of its Chief Operating Officer through December 31, 2023. Any unpaid salaries are accrued and included in Accrued Payroll on the balance sheet. See Note 7.

Name	Position(s)	Term	Salary	Bonus	Severance
Ronald W. Pickett	Chief Executive Officer	3 years; renewable for 1 year on mutual consent	$200,000	Board Discretionary	Twelve (12) month salary and benefits for termination without cause.
Stephen Sadle	Chief Operating Officer	3 years; renewable for 1 year on mutual consent	$175,000	Board Discretionary	Twelve (12) month salary and benefits for termination without cause.
Robert Crabb	Secretary	1 year	$60,000	Board Discretionary	N/A

Terms to modify the one-year contract extension by mutual consent have been agreed to by the Officers and Directors. Under the modification and extension, the contracts will be extended for an additional 4 years with current salaries being unchanged. Provisions for automatic salary increases based on specific events related to business development successes, rights for the officers to convert any accrued salary into Company notes, and rights to receive warrants to purchase Company stock at market plus 20% premium at the time of the grant while notes are outstanding will be incorporated in the new contracts. The parties have mutually agreed to a stock option plan, the specific terms to be negotiated as part of the final contract.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

NOTE 11: STOCKHOLDERS’ DEFICIT

Preferred stock

The Company has authorized 10,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of December 31, 2024 and 2023, the Company had 0 shares of preferred stock issued and outstanding.

Series A Convertible Preferred Stock:

On June 2, 2015, the Company designated 500,000 as Series A Convertible Preferred Stock (“Series A preferred”) at $0.0001 par value. Each Series A preferred share i) shall rank senior in regard to dividend rights, rights of redemption and liquidation to all classes of common stock and any class or series of capital stock of the Company hereafter creates, ii) receive dividends if and when declared by the Company’s board of directors, iii) each share of Series A preferred convertible into 0.386 shares of common and iv) each share of Series A preferred stock is entitled to 8,000 votes for each share of common stock into which Series A preferred could then be converted.

Series A Convertible Preferred Stock transactions during the year ended December 31, 2024

None.

Series A Convertible Preferred Stock transactions during the year ended December 31, 2023

None.

At December 31, 2024 and 2023, there are no shares of Series A Convertible Preferred Stock outstanding.

Series AA Convertible Preferred Stock:

On December 17, 2020, the Company designated 3,000,000 shares of Series AA Convertible Preferred stock (the “Series AA Preferred”), par value $0.0001, with a stated value of $1.00 per share. Each share of the Series AA Preferred is convertible to common stock at a rate of $0.40 per share, and will have voting rights on an as-converted basis. There are no provisions for coupons or any conversion terms into any form of debt or repayment in cash and therefore these series AA convertible preferred stock is classified as equity accounts.

Series AA Convertible Preferred Stock transactions during the year ended December 31, 2024

None.

Series AA Convertible Preferred Stock transactions during the year ended December 31, 2023

None.

At December 31, 2024 and 2023, there were no shares of Series AA Convertible Preferred Stock outstanding.

Series AAA Convertible Preferred Stock:

On March 31, 2021, the Company designated 70,000 shares of Series AAA Convertible Preferred Stock (the “Series AAA Preferred”), par value $0.0001, with a stated value of $1.00 per share. Each share of the Series AAA Preferred is convertible into ten shares of common stock and will have voting rights on an as-converted basis. There are no provisions for coupons or any conversion terms into any form of debt or repayment in cash and therefore the series AAA convertible preferred stock is classified as equity.

Series AAA Convertible Preferred Stock transactions during the year ended December 31, 2024

None.

Series AAA Convertible Preferred Stock transactions during the year ended December 31, 2023

On December 31, 2023, the Company converted 70,000 shares of Series AAA Convertible Preferred Stock at a price of $0.10 per share into 700,000 shares of the Company’s common stock. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAA Preferred.

At December 31, 2024 and 2023, there were 0 shares of Series AAA Convertible Preferred Stock outstanding, respectively.

Series AAAA Convertible Preferred Stock:

On September 30, 2021, the Company designated 500,000 shares of Series AAAA Convertible Preferred Stock (the “Series AAAA Preferred”), par value $0.0001, with a stated value of $1.00 per share. On May 24, 2022, the Company designated an additional 500,000 shares of Series AAA Preferred. Each share of the Series AAAA Preferred is convertible into two shares of common stock, and will have voting rights on an as-converted basis. On May 24, 2022, the Company increased the number of shares designated as Series AAAA Preferred to 1,000,000. Thereafter, the Company further increased the number of shares designated as Series AAAA Preferred bringing the total to 1,005,300. There are no provisions for coupons or any conversion terms into any form of debt or repayment in cash and therefore the series AAAA convertible preferred stock is classified as equity.

Series AAAA Convertible Preferred Stock transactions during the year ended December 31, 2024

None.

Series AAAA Convertible Preferred Stock transactions during the year ended December 31, 2023

The Company converted 413,450 shares of Series AAAA Preferred into 826,650 shares of the Company’s common stock. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAAA Preferred.

The Company converted 591,850 shares of Series AAA Preferred into 1,183,700 shares of common stock which have not been issued as of December 31, 2024. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAA Preferred.

At December 31, 2024 and 2023, there were 0 shares of Series AAAA Convertible Preferred Stock outstanding, respectively.

Common Stock

Common stock transactions during the year ended December 31, 2024

The Company sold 600,000 shares of common stock at a price of $1.00 per share.

Common stock transactions during the year ended December 31, 2023

The Company sold 1,407,000 shares of common stock at a price of $1.00 per share.

The Company issued 250,000 shares of common stock at a price of $1.00 per share to a related party for the conversion of a note payable in the amount of $250,000. There was no gain or loss on this transaction as it was made pursuant to the terms of the convertible note agreement.

The Company issued 826,650 shares of common stock at a price of $0.50 per share for the conversion of 413,450 shares of Series AAAA Preferred Stock. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAAA Preferred.

The Company issued 495,990 shares of commons stock at a price of $0.60 per share for the cashless exercise of 1,240,350 warrants. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the warrants.

The Company issued 250,000 shares of common stock at a price of $1.00 per share to Directors for the conversion of director’s fees in the amount of $250,000. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion.

The Company issued 511,000 shares of common stock at a price of $1.00 per share to Officers for the conversion of accrued salary in the amount of $511,000. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion.

Common Stock to be Issued

Common stock to be issued transactions during the year ended December 31, 2024

None.

Common stock to be issued transactions during the year ended December 31, 2023

The Company has committed to issue 710,220 shares at a price of $0.50 per share for the cashless conversion of 1,775,550 warrants. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the warrants.

The Company has committed to issue 700,000 shares of common stock at a price of $0.10 per share for the conversion of Series AAA Preferred Stock. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAA Preferred.

The Company has committed to issue 1,183,700 shares of common stock at a price of $0.50 per share for the conversion of 591,850 shares of Series AAAA Preferred Stock. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAAA Preferred.

The Company has committed to issue 63,630 shares of common stock at a price of $1.00 per share to a related party as compensation. There was no gain or loss recorded on this transaction as the transaction was recorded at the market price of the common stock.

Warrants

During the years ended December 31, 2024 and 2023, a total of $139,173 and $153,578, respectively, was charged to operations for the amortization of warrants.

Warrant Activity for the Year Ended December 31, 2024

None.

Warrant Activity for the Year Ended December 31, 2023

During the year ended December 31, 2023, warrants to purchase 15,000 shares of common stock at a price of $1.05 and a term of 5 years were issued to a consultant. These warrants vested upon issuance.

During the year ended December 31, 2023, 700,000 warrants with an exercise price of $0.60 per share expired.

During the year ended December 31, 2023, 1,240,350 warrants with an exercise price of $0.60 per share were exercised in cashless conversions for a total of 495,990 shares of common stock.

During the year ended December 31, 2023, 1,775,550 warrants with an exercise price of $0.60 per share were exercised in cashless conversions for a total of 710,220 shares of common stock to be issued.

The following table summarizes the warrants outstanding and the related prices for the warrants to purchase shares of the Company’s common stock issued by the Company as of December 31, 2024:

			Weighted		Weighted
		Weighted	average		average
		average	exercise		exercise
Range of	Number of	remaining	price of	Number of	price of
exercise	warrants	contractual	outstanding	warrants	exercisable
prices	outstanding	life (years)	warrants	exercisable	warrants
$0.40	1,125,000	1.00	$0.40	750,000	$0.40
$1.05	15,000	2.50	$1.05	15,000	$1.05
	1,140,000	1.02	$0.41	765,000	0.41

Transactions involving warrants are summarized as follows:

	Number of Shares	Weighted Average Exercise Price

Warrants outstanding at December 31, 2022	4,840,900	$0.55
Issued	15,000	1.05
Exercised	(3,015,900)	0.60
Cancelled/Expired	(700,000)	0.60
Warrants outstanding at December 31, 2023	1,140,000	$0.41
Issued	—	—
Exercised	—	—
Cancelled/Expired	—	—
Warrants outstanding at December 31, 2024	1,140,000	$0.41

Incentive Stock Plan

On February 18, 2021, the Company’s board of directors approved an incentive stock plan (the “2021 Incentive Stock Plan”) in order to provide additional incentive to employees, directors, and consultants. The 2021 Incentive Stock Plan permits the grant of Incentive Stock Options, Non-statutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares. The maximum number of aggregate shares available for issuance under the 2021 Incentive Stock Plan is 4,000,000. At December 31, 2024 and 2023, no shares have been issued pursuant to the 2021 Incentive Stock Plan.

NOTE 12: NON-CONTROLLING INTEREST

At December 31, 2024 and 2023, the Company’s ownership interest in AGP was 82.77%, and minority interest was 17.23%.

A reconciliation of the non-controlling loss attributable to the Company:

Net loss attributable to non-controlling interest for the three months ended December 31, 2024:

Net loss generated by AGP	$116,595
Non-controlling interest percentage	17.23%
Net loss attributable to non-controlling interest	$20,089

Net loss attributable to non-controlling interest for the year ended December 31, 2023:

Net loss generated by AGP	$729,779
Average non-controlling interest percentage	17.23%
Net loss attributable to non-controlling interest	$125,741

NOTE 13: INCOME TAXES

Deferred income taxes result from the temporary differences primarily attributable to amortization of intangible assets and debt discount and an accumulation of net operating loss carryforwards for income tax purposes with a valuation allowance against the carryforwards for book purposes.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Included in deferred tax assets are Federal and State net operating loss carryforwards of approximately $18.3 million, which will expire through 2040. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Due to significant changes in the Company’s ownership, the Company’s future use of its existing net operating losses may be limited.

Significant components of the Company’s deferred tax assets as of December 31, 2024 and 2023 are summarized below.

	December 31, 2024	December 31, 2023
Net operating loss carryforwards	$5,344,521	$5,004,979
	5, 344,521	5,004,979
Valuation allowance	(5, 344,521)	(5,004,979)
Net deferred tax assets	$—	$—

In assessing the potential realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the Company attaining future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2024 and 2023, management was unable to determine if it is more likely than not that the Company’s deferred tax assets will be realized and has therefore recorded an appropriate valuation allowance against deferred tax assets at such dates.

No U.S. federal tax provision has been provided for the Company for the years ended December 31, 2024 and 2023 due to the losses incurred during the periods.

The reconciliation below presents the difference between the income tax rate computed by applying the U.S. federal statutory rate and the effective tax rate for the years ended December 31, 2024 and 2023.

	December 31, 2024	December 31, 2023
U. S. federal statutory tax rate	(21.0)%	(21.0)%
State statutory tax rate	(8.25)%	(8.25)%
Change in valuation allowance	29.25%	29.25%
Effective tax rate	0.0%	0.0%

At December 31, 2024 and 2023, the Company has available net operating loss carryforwards for U.S. federal corporate income tax purposes of approximately $5,344,521 and $5,004,979, respectively. U.S. federal net operating losses, if not utilized earlier, expire through 2041.

NOTE 14: RELATED PARTY TRANSACTIONS

For the year ended December 31, 2024

The Company accrued salaries due to officers in the amount of $435,000 and made payments of accrued salaries due to officers in the amount of $263,885. At December 31, 2024, the amount of $395,423 of accrued salaries due to officers is included in the Company’s balance sheet as Accrued Payroll. See note 7.

The Company accrued fees due to the Board of Directors in the amount of $100,000.

For the year ended December 31, 2023

The Company accrued salaries due to officers in the amount of $435,000, made payments of accrued salaries due to officers in the amount of $93,538, and converted accrued salaries due to officers in the amount of $511,000 into 511,000 shares of the Company’s common stock. At December 31, 2023, the amount of $224,308 of accrued salaries due to officers is included in the Company’s balance sheet as Accrued Payroll. See note 7.

The Company accrued fees due to the Board of Directors in the amount of $100,000, and converted accrued fees due to the Board of Directors in the amount of $250,000 into 250,000 shares of the Company’s common stock.

The Company has committed to issue 710,220 shares at a price of $0.50 per share for the cashless conversion of 1,775,550 warrants. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the warrants.

The Company has committed to issue 700,000 shares of common stock at a price of $0.10 per share for the conversion of Series AAA Preferred Stock. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAA Preferred.

The Company has committed to issue 1,183,700 shares of common stock at a price of $0.50 per share for the conversion of 591,850 shares of Series AAAA Preferred Stock. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAAA Preferred.

The Company has committed to issue 63,630 shares of common stock at a price of $1.00 per share to a related party as compensation. There was no gain or loss recorded on this transaction as the transaction was recorded at the market price of the common stock.

NOTE 15: SEGMENT INFORMATION

The Company operates in one reportable segment: the generation of green energy. The Company intends to leverage intellectual property and engage innovative clean energy technology to provide a reliable source of green electricity. The Company has not generated any revenues from operations. The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The chief operating decision maker (“CODM”) includes the chief executive officer and chief operating officer. The CODM decides how to allocate resources based on the components of net loss from continuing operations and significant expenses. The CODM evaluates expenses to ensure resources are appropriately allocated to foster progress. The segment net loss from continuing operations and significant segment expenses are presented in the table below. Segment assets are reported on the balance sheet as total assets, including assets of discontinued operations.

	Year Ended
	December 31,
	2024	2023
Operating Expenses:
Advertising and promotion	$—	$24,000
Bank service charges	1,189	691
Office supplies	5,265	3,256
Payroll and related costs	469,048	444,711
Director compensation	100,000	100,000
Rent expense	3,000	3,000
Travel expense	6,226	4,379
Professional fees	226,897	30,788
Insurance	19,013	26,276
Consulting expense	234,000	217,900
Taxes and licenses	1,543	2,866
Stock Based Compensation	139,173	217,208
	$1,205,354	$1,075,075
Other expenses:
Interest expense	42,082	51,781
Impairment of assets	—	200,000
	$42,082	$251,781

Segment net loss from continuing operations	$(1,247,436)	$(1,326,856)

Reconciliation of loss
Adjustments and reconciling items	—	—
Net loss from continuing operations	$(1,247,436)	$(1,326,856)
Other segment disclosures:
Segment assets	$43,750	$325,558

NOTE 16: SUBSEQUENT EVENTS

On February 17, 2025, the Company sold its majority interest in AGP to a related party for cash in the amount of $1. The financial statements of AGP will no longer be included in the consolidated financial statements of the Company as of the date of the sale. The Company recorded the difference between the consideration received and book value as additional paid-in capital at the time of the transaction.

In March 2025, the Company received $60,000 from the sale of 60,000 shares of common stock and warrants to purchase an additional 60,000 shares of common stock at an exercise price of $1.00 per share.

In June 2025, the Company received $110,000 from the sale of 110,000 shares of common stock and warrants to purchase an additional 110,000 shares of common stock at an exercise price of $1.00 per share.

 KiNRG, Inc.

KiNRG, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
	(unaudited)
ASSETS
Current assets:
Cash	$560,812	$23,099
Prepaid expenses	12,126	12,126
Current assets - discontinued operations	—	3,909
Total current assets	572,938	39,134

Right of use asset, operating lease	891	8,525
Total assets	$573,829	$47,659

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	21,563	18,780
Accrued liabilities - related parties	25,000	100,000
Accrued payroll	533,959	476,981
Accrued interest	130,883	121,883
Lease liabilities - operating lease	891	8,525
Loans payable - related party	—	250,000
Notes payable	80,000	80,000
Other liabilities	7,511	11,511
Current liabilities - discontinued operations	—	31,265
Total current liabilities	799,807	1,098,945

Total liabilities	799,807	1,098,945

Commitments and Contingencies	—	—

Stockholders’ equity (deficit)
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized, 5,424,700 shares undesignated	—	—
Series A Convertible Preferred stock, par value $0.0001 per share, 500,000 shares designated, 0 shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Series AA Convertible Preferred stock, par value $0.0001 per share, 3,000,000 shares designated, 0 shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Series AAA Convertible Preferred stock, $0.0001 per share, 70,000 shares designated, 0 shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Series AAAA Convertible Preferred stock, $0.0001 per share, 1,005,300 shares designated, 0 shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock, par value $0.0001, 250,000,000 shares authorized, 55,675,743 and 51,538,193 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	5,567	5,154
Common stock to be issued, 0 and 2,657,550 shares at September 30, 2025 and December 31, 2024, respectively	—	265
Additional paid-in capital	27,206,176	25,607,397
Accumulated deficit	(27,437,721)	(26,312,700)
Stockholders’ deficit attributable to KiNRG, Inc.	(225,978)	(699,884)
Non-controlling interest	—	(351,402)
Total stockholders’ deficit	(225,978)	(1,051,286)

Total liabilities and stockholders’ deficit	$573,829	$47,659

See the accompanying notes to the unaudited condensed consolidated financial statements

KiNRG, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)
Operating expenses:
Selling, general, and administrative expenses	$332,425	$339,424	$788,350	$935,575
Total operating expenses	332,425	339,424	788,350	935,575

Operating loss	(332,425)	(339,424)	(788,350)	(935,575)

Other expenses:
Gain on settlement of accounts payable	—	—	4,000	—
Interest expense	(3,000)	(8,041)	(23,548)	(24,013)
Total other expenses	(3,000)	(8,041)	(19,548)	(24,013)

Loss before provision for income taxes	(335,425)	(347,465)	(807,898)	(959,588)

Provision for income taxes	—	—	—	—

Net loss from continuing operations	(335,425)	(347,465)	(807,898)	(959,588)

Net loss from discontinued operations	—	(25,885)	(317,123)	(68,521)

Consolidated net loss	$(335,425)	$(373,350)	$(1,125,021)	$(1,028,109)

Less: Net loss attributable to non-controlling interest	—	(4,977)	—	(13,357)

Net loss attributable to KiNRG	$(335,425)	$(368,373)	$(1,125,021)	$(1,014,752)

Net loss per common share from continuing operations, basic and diluted	$(0.006)	$(0.007)	$(0.015)	$(0.018)
Net loss per common share from discontinued operations, basic and diluted	$—	$(0.000)	$(0.006)	$(0.001)
Net loss per common share, basic and diluted	$(0.006)	$(0.007)	$(0.021)	$(0.019)

Weighted-average number of common shares outstanding, basic and diluted	54,514,710	54,039,330	54,335,816	53,746,874

See the accompanying notes to the unaudited condensed consolidated financial statements

KiNRG, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Unaudited)

	Series A		Series AA		Series AAA		Series AAAA						Additional		Non-
	Preferred		referred		Preferred		Preferred		Common Stock		Be Issued		Paid-in	Accumulated	controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total
Balance, June 30, 2024	—	$—	—	$—	—	$—	—	$—	50,938,193	$5,094	2,757,550	$275	$25,017,750	$(25,627,137)	$(339,693)	$(943,711)
Vesting of compensatory warrants	—	—	—	—	—	—	—	—	—	—	—	—	34,793	—	—	34,793
Common stock sold for cash	—	—	—		—	—	—	—	500,000	50	(100,000)	(10)	399,960	—	—	400,000
Imputed interest on related party loans	—	—	—	—	—	—	—	—	—	—	—	—	5,041	—	—	5,041
Net loss for the three months ended September 30, 2024	—	—	—	—	—	—	—	—	—	—	—	—	—	(368,373)	(4,977)	(373,350)
Balance, September 30, 2024	—	$—	—	$—	—	$—	—	$—	51,438,193	$5,144	2,657,550	$265	$25,457,544	$(25,995,510)	$(344,670)	$(877,227)
Balance, June 30, 2025	—	$—	—	$—	—	$—	—	$—	52,368,193	$5,237	2,657,550	$265	$26,205,105	$(26,785,953)	$—	$(575,346)
Vesting of compensatory warrants	—	—	—	—	—	—	—	—	—	—	—	—	34,793	—	—	34,793
Common stock sold for cash	—	—	—	—	—	—	—	—	500,000	50	—	—	499,950	—	—	500,000
Common stock issued for exercise of warrants	—	—	—	—	—	—	—	—	150,000	15	—	—	149,985	—	—	150,000
Common stock issued from shares to be issued	—	—	—	—	—	—	—	—	2,657,550	265	(2,657,550)	(265)	—	—	—	—
Net loss for the three months ended September 30, 2025	—	—	—	—	—	—	—	—	—	—	—	—	—	(335,425)	—	(335,425)
Balance, September 30, 2025	—	$—	—	$—	—	$—	—	$—	55,675,743	$5,567	—	$—	$26,889,833	$(27,121,378)	$—	$(225,978)
Balance, December 31, 2023	—	$—	—	$—	—	$—	—	$—	50,938,193	$5,094	2,657,550	$265	$24,838,202	$(24,980,758)	$(331,313)	$(468,510)
Vesting of compensatory warrants	—	—	—	—	—	—	—	—	—		—	—	104,379	—	—	104,379
Common stock sold for cash	—	—	—	—	—	—	—	—	500,000	50	—	—	499,950	—	—	500,000
Imputed interest on related party loans	—	—	—	—	—	—	—	—	—	—	—	—	15,013	—	—	15,013
Net loss for the nine months ended September 30, 2024	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,014,752)	(13,357)	(1,028,109)
Balance, September 30, 2024	—	$—	—	$—	—	$—	—	$—	51,438,193	$5,144	2,657,550	$265	$25,457,544	$(25,995,510)	$(344,670)	$(877,227)
Balance, December 31, 2024	—	$—	—	$—	—	$—	—	$—	51,538,193	$5,154	2,657,550	$265	$25,607,397	$(26,312,700)	$(351,402)	$(1,051,286)
Vesting of compensatory warrants	—	—	—	—	—	—	—	—	—	—	—	—	104,379	—	—	104,379
Common stock sold for cash	—	—	—	—	—	—	—	—	750,000	75	—	—	749,925	—	—	750,000
Common stock issued for exercise of warrants	—	—	—	—	—	—	—	—	150,000	15	—	—	149,985	—	—	150,000
Common stock issued to directors for conversion of fees	—	—	—	—	—	—	—	—	150,000	15	—	—	149,985	—	—	150,000
Common stock issued to officers for conversion of salaries	—	—	—	—	—	—	—	—	180,000	18	—	—	179,982	—	—	180,000
Common stock issued for conversion of note payable	—	—	—	—	—	—	—	—	250,000	25	—	—	249,975	—	—	250,000
Common stock issued from shares to be issued	—	—	—	—	—	—	—	—	2,657,550	265	(2,657,550)	(265)	—	—	—	—
Imputed interest on related party loans	—	—	—	—	—	—	—	—	—	—	—	—	14,548	—	—	14,548
Derecognition of subsidiary	—	—	—	—	—	—	—	—	—	—	—	—	-	—	351,402	351,402
Net loss for the nine months ended September 30, 2025	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,125,021)	—	(1,125,021)
Balance, September 30, 2025	—	$—	—	$—	—	$—	—	$—	55,675,743	$5,567	—	$—	$27,206,176	$(27,437,721)	$—	$(225,978)

See the accompanying notes to the unaudited condensed consolidated financial statements

KiNRG, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the	For the
	Nine Months Ended	Nine Months Ended
	September 30,	September 30,
	2025	2024
	(unaudited)	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,125,021)	$(1,028,109)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	104,379	104,379
Imputed interest on loans payable	14,548	15,013
Loss on sale of subsidiary	316,343	-
Changes in current assets and liabilities:
Right-of-use asset	7,634	7,421
Prepaid assets	—	(18,381)
Accounts payable	2,577	(4,201)
Accrued liabilities - related party	75,000	75,000
Accrued interest	9,000	9,000
Accrued payroll	236,978	71,769
Other liabilities	—	—
Operating lease liability	(7,634)	(7,421)
Net cash used in operating activities	(366,196)	(775,530)

CASH FLOWS FROM INVESTING ACTIVITIES
None.	—	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	750,000	500,000
Proceeds from exercise of warrants	150,000	—
Net cash provided by financing activities	900,000	500,000

Net increase (decrease) in cash and cash equivalents	533,804	(275,530)

Cash and cash equivalents at beginning of period	27,008	324,456

Cash and cash equivalents at end of period	$560,812	$48,926

Cash and cash equivalents at end of period - continuing operations	$560,812	$46,156
Cash and cash equivalents at end of period - discontinued operations	$—	$2,770

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$—	$—
Income taxes paid	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for conversion of loan payable - related party	$250,000	$—
Common stock issued to directors for conversion of fees	$150,000	$—
Common stock issued to officers for conversion of salaries	$180,000	$—
Common stock issued from shares to be issued	$265	$—

See the accompanying notes to the unaudited condensed consolidated financial statements

KiNRG, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2025 and 2024

Unaudited

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

KiNRG is a green energy company. Our core objective and focus is to become a leading provider of clean efficient green energy and green hydrogen to the world communities at a reasonable coast without the destructive residual of fossil fuel, while continuing to generate innovative technological solutions for today and tomorrow’s electrical power needs. We have assembled a team of experienced business professionals, engineering and scientific consultants with the proven ability to bring the idea to market. We have filed and been issued patents. We have designed, engineered, developed and preparing to construct both large and smaller HydroThermal Reactors that use benevolent, non-toxic natural elements to generate electricity economically by integrating and synthesizing numerous proven as well as emerging technologies. In addition to constructing large and smaller HydroThermal Reactors in the United States and abroad, the Company intends to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for electricity. The Company is developing a smaller “modular” reactor to support AI data centers and other applications where a constant 24/7/365 base load is required.

Basis of Presentation

The accompanying unaudited consolidated financial statements present on a consolidated basis the accounts of the Company and subsidiaries. The Company presents noncontrolling interest within the equity section of its consolidated balance sheets and the amount of unaudited consolidated net income (loss) that is attributable to the Company and to the noncontrolling interest in its unaudited consolidated statement of operations. All significant intercompany accounts and transactions have been eliminated in consolidation.

Discontinued Operations

Pursuant to the guidance of Accounts Standards Codification (“ASC”) 205-20, Presentation of Financial Statements – Discontinued Operations, the accounts of our discontinued entity Arizona Green Power (“AGP”) have been included in “Net loss from discontinued operations” in our consolidated statements of operations until such time as the entity is sold. Additionally, the assets and liabilities of this entity have been presented as discontinued operations in our consolidated balance sheets.

The Company completed the sale of AGP in the first quarter of 2025. The Company followed the guidance of ASC 810-10-40 Consolidation in accounting for this transaction. See Note 2.

Reclassifications

Certain amounts presented in the financial statements of the prior period have been reclassified to conform with the current period presentation of discontinued operations. See Note 2.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, paragraph 820-10-35-37 of the FASB Accounting Standards Codification establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by paragraph 820-10-35-37 of the FASB Accounting Standards Codification are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Our short-term financial instruments, including cash, other assets, and accounts payable and accrued expenses consist primarily of instruments without extended maturities, the fair value of which, based on management’s estimates, reasonably approximate their book value. The fair value of our notes and advances payable is based on management estimates and reasonably approximates their book value based on their current maturity.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability and useful lives of long-lived assets, the fair value of the Company’s stock, stock-based compensation, and the valuation allowance related to deferred tax assets. Actual results may differ from these estimates.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Topic ASC 360, “Property, Plant and Equipment”. Recoverability is measured by comparison of the carrying amount to the future net cash flows which the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the projected discounted future cash flows arising from the asset using a discount rate determined by management to be commensurate with the risk inherent to our current business model.

Net Loss per Common Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, Earnings Per Share (“ASC 260-10”). Basic net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock. Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. At September 30, 2025 and 2024 there were a total of 1,240,000 and 1,140,000 shares, respectively, potentially issuable pursuant to the exercise of warrants. There is no effect on diluted loss per share since these common stock equivalents are anti-dilutive.

Revenue Recognition

The Company has generated no revenues to date. It is the Company’s policy that revenue from product sales or services will be recognized in accordance with Financial Accounting Standards Board “FASB” Accounting Standards Codification “ASC” 606. A five-step analysis must be met as outlined in Topic 606: (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations, and (v) recognize revenue when (or as) performance obligations are satisfied. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Stock Based Compensation

We recognize the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation cost for stock options are estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes-Merton (“BSM”) option-pricing model. Share-based compensation arrangements may include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of items that have been included or excluded in the financial statements or tax returns. Deferred tax assets and liabilities are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

The Company adopted the provisions of Accounting Standards Codification (“ASC”) Topic 740-10, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Management has evaluated and concluded that there were no material uncertain tax positions requiring recognition in the Company’s consolidated financial statements as of September 30, 2025 and December 31, 2024. The Company does not expect any significant changes in its unrecognized tax benefits within twelve months of the reporting date.

The Company’s policy is to classify assessments, if any, for tax related interest as interest expense and penalties as general and administrative expenses in the consolidated statements of operations.

Advertising Costs

All costs associated with advertising and promotion are expensed as incurred. Total recognized advertising and promotion expenses were $0 and $0 for the three months ended September 30, 2025 and 2024, respectively, and $500 and $0 for the nine months ended September 30, 2025 and 2024, respectively.

Research and Development

In accordance with ASC 730, “Research and Development”, the Company expenses all research and development costs as incurred. The Company had incurred $0 of research and development costs for the three and nine months ended September 30, 2025 and 2024. The company expects the research and development costs to increase in the future as it continues to invest in the infrastructure that is critical to achieve our business goals and objectives.

Cash and Cash Equivalents

For purposes of the statement of cash flows, cash and cash equivalents includes demand deposits, saving accounts and money market accounts. The Company considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash and cash equivalents. As of September 30, 2025 and December 31, 2024, the Company had cash in excess of the $250,000 FDIC insured limit in the amounts of $273,640 and $0, respectively.

Related Parties

The Company follows the ASC 850-10 Related Party for the identification of related parties and disclosure of related party transactions.

Pursuant to section 850-10-20 the related parties include a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and Income-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amount due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitments and Contingencies

The Company follows the ASC 450-20, Commitments to report accounting for contingencies. Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Recently Issued Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amended guidance requires incremental reportable segment disclosures, primarily about significant segment expenses. The amendments also require entities with a single reportable segment to provide all disclosures required by these amendments, and all existing segment disclosures. The amendments will be applied retrospectively to all prior periods presented in the financial statements and is effective for fiscal years beginning after December 15, 2023, and interim periods in fiscal years beginning after December 15, 2024, with early adoption permitted. We adopted this guidance on January 1, 2024 and have included it in our annual disclosures; however, it did not impact our financial condition, results of operations, or cash flows. For additional information, see “Note 13—Segment Information.”

Accounting Standards Issued, Not Adopted

In November 2024, the FASB issued Accounting Standard Update No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). This standard requires additional disclosures over certain expenses, including purchases of inventory, employee compensation, depreciation, intangible asset amortization, and other specific expense categories. This standard also requires disclosure of the total amount of selling expenses and the Company’s definition of selling expenses. This update is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. We are evaluating the impact this update will have on our annual disclosures; however, we do not anticipate a material impact to our financial condition, results of operations, or cash flows.

NOTE 2: DISCONTINUED OPERATIONS

From November 17, 2015 through December 31, 2023, through its subsidiary Arizona Green Power (“AGP”), the Company had entered into an agreement (the “Land Option Agreement”), and a series of amendments to said agreement, to purchase land in Arizona. The Land Option Agreement expired in March 2024. With the expiration of the Land Option Agreement, the Company made the strategic decision to divest itself from AGP.

On February 17, 2025, the Company completed the sale of its majority interest in AGP to Ron Pickett, its CEO, for the amount of $1. This amount was credited against the amount due to Mr. Pickett for business expenses. The were no assets on the books of AGP. The Company de-recognized the liabilities of AGP and the balance of non-controlling interest. The loss on sale of AGP to related party was recognized in income as follows:

Other Liabilities	$(35,058)
Non-controlling interest	351,402
Accounts payable	(1)
Loss on sale of subsidiary	$(316,343)

The following information presents the major classes of line item of assets and liabilities included as part of discontinued operations in the consolidated balance sheets:

	September 30,	December 31,
	2025	2024
Current assets - discontinued operations:
Cash	$—	$3,909
Total current assets - discontinued operations	$—	$3,909

Current liabilities - discontinued operations:
Other liabilities	—	31,265
Total current liabilities - discontinued operations	$—	$31,265

The following information presents the major classes of line items constituting the after-tax loss from discontinued operations in the consolidated statements of operations through February 17, 2025:

	Three Months Ended
	September 30,	September 30,
	2025	2024

Selling, general, and administrative expenses	—	25,885

Loss from discontinued operations, net of tax	$—	$25,885

	Nine Months Ended
	September 30,	September 30,
	2025	2024

Selling, general, and administrative expenses	780	68,521
Loss on sale of subsidiary	316,343
Loss from discontinued operations, net of tax	$317,123	$68,521

The following information presents the significant operating cash flow activities in the consolidated statements of cash flows relating to discontinued operations:

	Nine Months Ended
	September 30,	September 30,
	2025	2024
Operating activities of discontinued operations
Net loss from discontinued operations	$(317,123)	$(68,521)
Loss on sale of subsidiary	316,343

Changes in current assets and liabilities:
Accounts payable	3,791	(17,056)

NOTE 3: GOING CONCERN

For the three and nine months ended September 30, 2025, the Company had a net loss from continuing operations of $335,425 and $807,898, respectively, and had an accumulated deficit of $27,437,721 at September 30, 2025. For the three and nine months ended September 30, 2024, the Company incurred a net loss from continuing operations of $347,465 and $959,588, respectively; and had an accumulated deficit of $26,312,700 at December 31, 2024. At September 30, 2025 and December 31, 2024, the Company had a working capital deficit of $226,869 and $1,059,811, respectively. The Company has been dependent on raising capital through debt and equity financings to meet its needs for cash used in operating and investing activities. During the nine months ended September 30, 2025 and the year ended December 31, 2024, the Company received proceeds of $750,000 and $600,000, respectively, from the sale of common stock. Until the Company can generate positive cash from operations, it will need to raise additional funding to meet its liquidity needs and to execute its business strategy. As in the past, the Company will seek debt and/or equity financing, which may not be available on reasonable terms, if at all.

The Company’s unaudited consolidated financial statements for the nine months ended September 30, 2025 and 2024 were prepared under the assumption that it would continue operations as a going concern. However, the factors listed above cause substantial doubt about the Company’s ability to continue as a going concern. Additionally, the report of the Company’s independent registered public accounting firm that accompanies the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023 contains a qualification in which such firm expressed substantial doubt about the Company’s ability to continue as a going concern.

NOTE 4: RIGHT-OF-USE ASSETS AND LEASE LIABILITIES – OPERATING LEASES

The Company has operating leases for offices. The Company adopted Topic 842, using the modified-retrospective approach as discussed in Note 3, and as a result, recognized a right-of-use asset and a lease liability. The Company uses a 12% rate to determine the present value of the lease payments. The Company’s leases have remaining lease terms of less than 1 year.

The Company’s lease expense was entirely comprised of operating leases. Lease expense for the three months ended September 30, 2025 and 2024 amounted to $2,700 and $2,625, respectively. Lease expense for the nine months ended September 30, 2025 and 2024 amounted to $5,400 and $5,250, respectively.

The Company’s ROU asset amortization for the three months ended September 30, 2025 and 2024 was $2,621 and $2,625, respectively. The Company’s ROU asset amortization for the nine months ended September 30, 2025 and 2024 was $7,634 and $7,421, respectively. The difference between the lease expense and the associated ROU asset amortization consists of interest.

Right of use assets – operating leases are summarized below:

	September 30, 2025	December 31, 2024
Office	$891	$8,525
Right of use assets, net	$891	$8,525

Operating lease liabilities are summarized below:

	September 30, 2025	December 31, 2024
Office	$891	$8,525
Lease liability	891	8,525
Less: current portion	(891)	(8,525)
Lease liability, non-current	$—	$—

Maturity analysis under these lease agreements are as follows:

For the twelve months ended September 30, 2026	$900
Less: Present value discount	(9)
Lease liability	$891

NOTE 5: ACCRUED LIABILITIES - RELATED PARTIES

Accrued liabilities and expenses as of September 30, 2025 and December 31, 2024 consist of the following:

	September 30, 2025	December 31, 2024
Board of Director fees	$25,000	$100,000
Total	$25,000	$100,000

During the three months ended September 30, 2025 and 2024, the Company accrued fees due to the Board of Directors in the amount of $25,000. During the nine months ended September 30, 2025 and 2024, the Company accrued fees due to the Board of Directors in the amount of $75,000.

On June 30, 2025, the Company issued 150,000 shares of common stock at a price of $1.00 per share to Directors for the conversion of accrued director’s fees in the amount of $150,000. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion.

NOTE 6: ACCRUED PAYROLL

Accrued payroll as of September 30, 2025 and December 31, 2024 consists of the following:

	September 30, 2025	December 31, 2024
Accrued payroll	$509,140	$463,274
Accrued payroll taxes	24,819	13,707
Total	$533,959	$476,981

The Company disputes the amount of $67,850, which is included in accrued payroll at September 30, 2025 and December 31, 2024. This amount was recorded during the period ended December 31, 2014 as due to its then CFO. The Company does not believe it has any liability to this individual.

Activity during the nine months ended September 30, 2025

The Company accrued salaries in the amount of $225,866, net of payments of $77,884. The Company accrued payroll taxes in the amount of $11,112 on unpaid wages.

The Company issued 180,000 shares of common stock at a price of $1.00 per share to Officers for the conversion of accrued salary in the amount of $180,000. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion. See note 8.

Activity during the nine months ended September 30, 2024

The Company accrued salaries in the amount of $69,269, net of payments of $148,231.

NOTE 7: NOTES PAYABLE IN DEFAULT

Notes payable as of September 30, 2025 and December 31, 2024 consist of the following:

	September 30, 2025	December 31, 2024
Note payable issued April 7, 2014	$80,000	$80,000
Total	80,000	80,000
Less current portion	(80,000)	(80,000)
Long term portion	$—	$—

On April 7, 2014, Arizona Green Power, LLC, a majority owned subsidiary of the Company, issued a note payable for $80,000 with interest at 10% per annum with a 15% default rate of interest, due at maturity of April 6, 2016. In connection with the issuance of the note, the Company granted i) a 1.33% ownership interest in Arizona Green Power, LLC and ii) a warrant to purchase 4,800 shares of the Company’s common stock exercisable at $2.00 per share. This warrant expired on March 7, 2016.

During the three months ended September 30, 2025 and 2024, the Company accrued interest in the amount of $3,000 on this note. During the nine months ended September 30, 2025 and 2024, the Company accrued interest in the amount of $9,000 on this note. As of September 30, 2025, the amount of principal and accrued interest due on this note is $80,000 and $130,883, respectively. As of December 31, 2024, the amount of principal and accrued interest due on this note is $80,000 and $121,883, respectively. This note is in default as of the filing date.

NOTE 8: LOANS PAYABLE – RELATED PARTIES

On December 28, 2022, the Company received a non-interest bearing loan in the amount of $250,000 from a related party (“2022 Loan 1”). The Company imputed interest at a rate of 12% per annum. During the three months ended September 30, 2025 and 2024, the Company charged interest expense in the amount of $0 and $7,562, respectively, to additional paid-in capital pursuant to 2022 Loan 1. During the nine months ended September 30, 2025 and 2024, the Company charged interest expense in the amount of $14,548 and $22,520, respectively, to additional paid-in capital pursuant to 2022 Loan 1.

On June 30, 2025, the Company issued 250,000 shares of common stock at a price of $1.00 per share for the conversion of 2022 Loan 1 in the amount of $250,000. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion.

NOTE 9: COMMITMENTS AND CONTINGENCIES

Lease Obligations

The Company leases an office at 1213 Culbreth Drive, Suite 103, Wilmington, North Carolina 28405, on an annual lease. Rental expenses charged to operations for the three months ended September 30, 2025 and 2024 were $2,700 and $2,625, respectively. Rental expenses charged to operations for the nine months ended September 30, 2025 and 2024 were $8,100 and $7,875, respectively.

Employment and Consulting Agreements

The Company has employment agreements with certain of its key employees which include non-disclosure and confidentiality provisions for protection of the Company’s proprietary information.

The Company has consulting agreements with outside contractors to provide marketing and financial advisory services. The Agreements are generally for a term of 12 months from inception and renewable automatically from year to year unless either the Company or Consultant terminates such engagement by written notice.

On December 29, 2010, pursuant to the Merger, Solar Wind Energy, Inc. became a wholly-owned subsidiary of the Company. Solar Wind has employment agreements with its executive officers. Each of the employment agreements was entered into on September 22, 2010 and amended on November 22, 2010. On March 30, 2023, the Board of Directors approved the contracts of its President and of its Chief Operating Officer through December 31, 2023. Any unpaid salaries are accrued and included in Accrued Payroll on the balance sheet. See Note 7.

Name	Position(s)	Term	Salary	Bonus	Severance
Ronald W. Pickett	Chief Executive Officer	3 years; renewable for 1 year on mutual consent	$200,000	Board Discretionary	Twelve (12) month salary and benefits for termination without cause.
Stephen Sadle	Chief Operating Officer	3 years; renewable for 1 year on mutual consent	$175,000	Board Discretionary	Twelve (12) month salary and benefits for termination without cause.
Robert Crabb	Secretary	1 year	$30,000	Board Discretionary	N/A

Terms to modify the one-year contract extension by mutual consent have been agreed to by the Officers and Directors. Under the modification and extension, the contracts will be extended for an additional 4 years with current salaries being unchanged. Provisions for automatic salary increases based on specific events related to business development successes, rights for the officers to convert any accrued salary into Company notes, and rights to receive warrants to purchase Company stock at market plus 20% premium at the time of the grant while notes are outstanding will be incorporated in the new contracts. The parties have mutually agreed to a stock option plan, the specific terms to be negotiated as part of the final contract.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not aware of any such legal proceedings that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

NOTE 10: STOCKHOLDERS’ DEFICIT

Preferred stock

The Company has authorized 10,000,000 shares of preferred stock, with a par value of $0.0001 per share. As of September 30, 2025 and December 31, 2024, the Company had 0 shares of preferred stock issued and outstanding.

Series A Convertible Preferred Stock:

On June 2, 2015, the Company designated 500,000 as Series A Convertible Preferred Stock (“Series A preferred”) at $0.0001 par value. Each Series A preferred share i) shall rank senior in regard to dividend rights, rights of redemption and liquidation to all classes of common stock and any class or series of capital stock of the Company hereafter creates, ii) receive dividends if and when declared by the Company’s board of directors, iii) each share of Series A preferred convertible into 0.386 shares of common and iv) each share of Series A preferred stock is entitled to 8,000 votes for each share of common stock into which Series A preferred could then be converted.

There were no Series A Convertible Preferred Stock transactions during the nine months ended September 30, 2025 and 2024. At September 30, 2025 and December 31, 2024, there are no shares of Series A Convertible Preferred Stock outstanding.

Series AA Convertible Preferred Stock:

On December 17, 2020, the Company designated 3,000,000 shares of Series AA Convertible Preferred stock (the “Series AA Preferred”), par value $0.0001, with a stated value of $1.00 per share. Each share of the Series AA Preferred is convertible to common stock at a rate of $0.40 per share, and will have voting rights on an as-converted basis. There are no provisions for coupons or any conversion terms into any form of debt or repayment in cash and therefore these series AA convertible preferred stock is classified as equity accounts.

There were no Series AA Convertible Preferred Stock transactions during the nine months ended September 30, 2025 and 2024. At September 30, 2025 and December 31, 2024, there were no shares of Series AA Convertible Preferred Stock outstanding.

Series AAA Convertible Preferred Stock:

On March 31, 2021, the Company designated 70,000 shares of Series AAA Convertible Preferred Stock (the “Series AAA Preferred”), par value $0.0001, with a stated value of $1.00 per share. Each share of the Series AAA Preferred is convertible into ten shares of common stock and will have voting rights on an as-converted basis. There are no provisions for coupons or any conversion terms into any form of debt or repayment in cash and therefore the series AAA convertible preferred stock is classified as equity.

There were no Series AAA Convertible Preferred Stock transactions during the nine months ended September 30, 2025 and 2024. At September 30, 2025 and December 31, 2024, there were no shares of Series AAA Convertible Preferred Stock outstanding.

Series AAAA Convertible Preferred Stock:

On September 30, 2021, the Company designated 500,000 shares of Series AAAA Convertible Preferred Stock (the “Series AAAA Preferred”), par value $0.0001, with a stated value of $1.00 per share. On May 24, 2022, the Company designated an additional 500,000 shares of Series AAA Preferred. Each share of the Series AAAA Preferred is convertible into two shares of common stock, and will have voting rights on an as-converted basis. On May 24, 2022, the Company increased the number of shares designated as Series AAAA Preferred to 1,000,000. Thereafter, the Company further increased the number of shares designated as Series AAAA Preferred bringing the total to 1,005,300. There are no provisions for coupons or any conversion terms into any form of debt or repayment in cash and therefore the series AAAA convertible preferred stock is classified as equity.

There were no Series AAAA Convertible Preferred Stock transactions during the nine months ended September 30, 2025 and 2024. At September 30, 2025 and December 31, 2024, there were no shares of Series AAAA Convertible Preferred Stock outstanding.

Common Stock

Common stock transactions during the nine months ended September 30, 2025

The Company received $250,000 from the sale of 250,000 shares of common stock and warrants to purchase an additional 250,000 shares of common stock at an exercise price of $1.00 per share.

The Company received $500,000 from the sale of 500,000 shares of common stock.

The Company issued 150,000 shares of common stock at a price of $1.00 per share to Directors for the conversion of accrued director’s fees in the amount of $150,000. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion.

The Company issued 250,000 shares of common stock at a price of $1.00 per share to a related party for the conversion of a note payable in the amount of $250,000. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion.

The Company issued 180,000 shares of common stock at a price of $1.00 per share to Officers for the conversion of accrued salary in the amount of $180,000. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion.

The Company issued 150,000 shares of common stock at a price of $1.00 per share for the exercise of warrants at a price of $1.00 per share. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion.

The Company issued 2,657,550 shares of common stock to a board member from common stock to be issued. The par value of these shares in the amount of $265 was transferred from common stock to be issued to common stock. There was no gain or loss on this transaction as the value of the shares had been recorded when originally charged to common stock to be issued.

Common stock transactions during the nine months ended September 30, 2024

The Company received $500,000 from the sale of 500,000 shares of common stock.

Common Stock to be Issued

The Company had committed to issue 710,220 shares at a price of $0.50 per share for the cashless conversion of 1,775,550 warrants. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the warrants. These shares were issued during the three months ended September 30, 2025.

The Company had committed to issue 700,000 shares of common stock at a price of $0.10 per share for the conversion of Series AAA Preferred Stock. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAA Preferred. These shares were issued during the three months ended September 30, 2025.

The Company had committed to issue 1,183,700 shares of common stock at a price of $0.50 per share for the conversion of 591,850 shares of Series AAAA Preferred Stock. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAAA Preferred. These shares were issued during the three months ended September 30, 2025.

The Company had committed to issue 63,630 shares of common stock at a price of $1.00 per share to a related party as compensation. There was no gain or loss recorded on this transaction as the transaction was recorded at the market price of the common stock. These shares were issued during the three months ended September 30, 2025.

Warrants

Warrant activity for the nine months ended September 30, 2025

The Company issued 250,000 warrants to purchase common shares of the Company at $1.00 per share in connection with the sale of $250,000 of common stock. The warrants vested upon issuance and carry an expiration date of December 31, 2025.

Investors exercised 150,000 warrants at a price of $1.00 per share for the issuance of 150,000 shares of common stock.

Warrant activity for the nine months ended September 30, 2024

None.

The following table summarizes the warrants outstanding and the related prices for the warrants to purchase shares of the Company’s common stock issued by the Company as of September 30, 2025:

			Weighted		Weighted
		Weighted	average		average
		average	exercise		exercise
Range of	Number of	remaining	price of	Number of	price of
exercise	warrants	contractual	outstanding	warrants	exercisable
prices	outstanding	life (years)	warrants	exercisable	warrants
$0.40	1,125,000	0.25	$0.40	750,000	$0.25
$1.00	100,000	0.25	$1.00	1000,000	$0.25
$1.05	15,000	1.75	$1.05	15,000	$1.05
	1,240,000	0.27	$0.46	865,000	0.48

Transactions involving warrants are summarized as follows:

	Number of Shares	Weighted Average Exercise Price

Warrants outstanding at December 31, 2024	1,140,000	$0.41

Issued	250,000	1.00
Exercised	(150,000)	1.00
Cancelled/Expired	—	—
Warrants outstanding at September 30, 2025	1,240,000	$0.46

Incentive Stock Plan

On February 18, 2021, the Company’s board of directors approved an incentive stock plan (the “2021 Incentive Stock Plan”) in order to provide additional incentive to employees, directors, and consultants. The 2021 Incentive Stock Plan permits the grant of Incentive Stock Options, Non-statutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares. The maximum number of aggregate shares available for issuance under the 2021 Incentive Stock Plan is 4,000,000. At September 30, 2025 and December 31, 2024, 0 shares have been issued pursuant to the 2021 Incentive Stock Plan. However, the Company intends to issue 72,000 options to employees to purchase common stock of the Company at $1.00 per share. The Company intends for the options to vest at a rate of 1/3 at the end of each year for three years and have an expiration date of September 30, 2028, or upon the employee’s termination.

NOTE 11: NON-CONTROLLING INTEREST

On February 17, 2025, the Company completed the sale of its majority interest in AGP to Ron Pickett, its CEO, for the amount of $1. This amount was credited against the amount due to Mr. Pickett for business expenses. The were no assets on the books of AGP. The Company de-recognized the liabilities of AGP and the balance of non-controlling interest. The loss on sale of AGP to related party was recognized in income as follows:

Other Liabilities	$(35,058)
Non-controlling interest	351,402
Accounts payable	(1)
Loss on sale of subsidiary	$(316,343)

At September 30, 2025 and December 31, 2024, the Company’s ownership interest in AGP was 0% and 82.77%, respectively, and minority interest was 0% and 17.23%, respectively.

A reconciliation of the non-controlling loss attributable to the Company:

There was no non-controlling interest net loss attributable to the Company for the three and nine months ended September 30, 2025.

Net loss attributable to non-controlling interest for the three and nine months ended September 30, 2024 is presented below.

Three Months Ended September 30, 2024

Net loss generated by AGP	$28,885
Average non-controlling interest percentage	17.23%
Net loss attributable to non-controlling interest	$4,977

Nine Months Ended September 30, 2024

Net loss generated by AGP	$77,522
Average non-controlling interest percentage	17.23%
Net loss attributable to non-controlling interest	$13,357

NOTE 12: RELATED PARTY TRANSACTIONS

For the nine months ended September 30, 2025

On February 17, 2025, the Company completed the sale of its majority interest in AGP to Ron Pickett, its CEO, for the amount of $1. This amount was credited against the amount due to Mr. Pickett for business expenses. The were no assets on the books of AGP. The Company de-recognized the liabilities of AGP and the balance of non-controlling interest. The loss on sale of AGP to related party was recognized in income (loss) from discontinued operations.

The Company accrued salaries due to officers in the amount of $225,866, net of payments of $77,884. The Company accrued payroll taxes in the amount of $11,112 on unpaid wages. At September 30, 2025 and December 31, 2024, the amount of $509,140 and $463,274, respectively, of accrued salaries due to officers is included in the Company’s balance sheet as Accrued Payroll. See note 7.

On June 30, 2025, the Company issued 180,000 shares of common stock at a price of $1.00 per share to Officers for the conversion of accrued salary in the amount of $180,000. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion.

The Company accrued fees due to the Board of Directors in the amount of $75,000.

On June 30, 2025, the Company issued 150,000 shares of common stock at a price of $1.00 per share to Directors for the conversion of accrued director’s fees in the amount of $150,000. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion.

The Company issued 250,000 shares of common stock at a price of $1.00 per share to a related party for the conversion of a note payable in the amount of $250,000. There was no gain or loss recorded on this transaction as the conversion occurred at the market price at the time of the conversion.

The Company issued 2,657,550 shares of common stock to a board member from common stock to be issued. The par value of these shares in the amount of $265 was transferred from common stock to be issued to common stock. There was no gain or loss on this transaction as the value of the shares had been recorded when originally charged to common stock to be issued.

For the nine months ended September 30, 2024

The Company accrued salaries in the amount of $73,058, net of payments of $253,192.

The Company accrued fees due to the Board of Directors in the amount of $75,000.

Common stock to be issued

The Company had committed to issue 710,220 shares at a price of $0.50 per share for the cashless conversion of 1,775,550 warrants. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the warrants.

The Company had committed to issue 700,000 shares of common stock at a price of $0.10 per share for the conversion of Series AAA Preferred Stock. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAA Preferred.

The Company had committed to issue 1,183,700 shares of common stock at a price of $0.50 per share for the conversion of 591,850 shares of Series AAAA Preferred Stock. There was no gain or loss recorded on this transaction as the conversion occurred pursuant to the terms of the Series AAAA Preferred.

The Company had committed to issue 63,630 shares of common stock at a price of $1.00 per share to a related party as compensation. There was no gain or loss recorded on this transaction as the transaction was recorded at the market price of the common stock.

The Company issued 2,657,550 shares of common stock to a board member from common stock to be issued. The par value of these shares in the amount of $265 was transferred from common stock to be issued to common stock. There was no gain or loss on this transaction as the value of the shares had been recorded when originally charged to common stock to be issued.

NOTE 13: SEGMENT INFORMATION

The Company operates in one reportable segment: the generation of green energy. The Company intends to leverage intellectual property and engage innovative clean energy technology to provide a reliable source of green electricity. The Company has not generated any revenues from operations. The accounting policies of the segment are the same as those described in the summary of significant accounting policies. The chief operating decision maker (“CODM”) includes the chief executive officer and chief operating officer. The CODM decides how to allocate resources based on the components of net loss from continuing operations and significant expenses. The CODM evaluates expenses to ensure resources are appropriately allocated to foster progress. The segment net loss from continuing operations and significant segment expenses are presented in the table below. Segment assets are reported on the balance sheet as total assets, including assets of discontinued operations.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Operating Expenses:
Advertising and promotion	$—	$—	$500	$—
Bank service charges	340	579	600	1,029
Office supplies	4,620	1,181	12,746	4,906
Payroll and related costs	109,957	117,697	320,878	346,338
Director compensation	25,000	25,000	75,000	75,000
Rent expense	2,550	750	9,450	2,250
Insurance	12,964	4,590	35,027	16,343
Filing fees	4,870	—	4,870	—
Travel expense	11,285	1,308	21,129	2,521
Professional fees	114,805	72,526	190,024	166,438
Consulting expense	11,241	81,000	13,300	216,000
Taxes and licenses	—	—	447	370
Stock based compensation	34,793	34,793	104,379	104,380
	$332,425	$339,424	$788,350	$935,575
Other (income) expenses:
(Gain) on settlement of accounts payable	—	—	(4,000)	—
Interest Expense	3,000	8,041	23,548	24,013
	3,000	8,041	19,548	24,013
Segment loss	$(335,425)	$(347,465)	$(807,898)	$(959,588)

Adjustments and reconciling items	—	—	—	—
Net loss from continuing operations	$(335,425)	$(347,465)	$(807,898)	$(959,588)

	September 30, 2025	December 31, 2024
Other segment disclosures:
Segment assets	$573,829	$47,659

NOTE 14: SUBSEQUENT EVENTS

Note Payable Notice of Default

On October 24, 2025, the Company received a Notice of Default and Demand for immediate payment for the note payable issued by Arizona Green Power, LLC (formerly a majority owned subsidiary of the Company) and guaranteed by the Company in the amount of $80,000. Interest has been accrued at the default rate of 15% per annum. As of September 30, 2025, the total amount of principal and accrued interest due under this note is $210,883. The Company intends to defend against this demand on the basis of statute of limitations.

Non-Binding Letter of Intent

On November 11, 2025, the Company entered into a non-binding letter of intent (the “LOI”) subject to a definitive agreement with Mil L. Wallen, CEO and owner of 100% of the shares of Trinity Group Construction, Inc. (“Trinity”). Mr. Wallen is President of KiNRG and a related party. Pursuant to the LOI, KiNRG would acquire 100% of the stock of Trinity. The parties intend to combine Trinity’s expertise in constructing data centers with KiNRG’s HydroThermal Reactor power generation technology to market a data center solution. Specific terms of the LOI have not been finalized.